Exhibit 99.1

Item 6.  Selected Financial Data.

CBS CORPORATION AND SUBSIDIARIES

(In millions, except per share amounts)

	Year Ended December 31, (a)(b)
	2013	2012	2011	2010	2009 (c)
Revenues	$14,005	$12,820	$12,381	$12,271	$11,325
Operating income	$3,025	$2,778	$2,423	$1,803	$1,108
Net earnings from continuing operations	$1,738	$1,508	$1,263	$739	$336
Net earnings (loss) from discontinued operations, net of tax	$141	$66	$42	$(15)	$(109)
Net earnings	$1,879	$1,574	$1,305	$724	$227

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$2.86	$2.35	$1.90	$1.09	$.50
Net earnings (loss) from discontinued operations	$.23	$.10	$.06	$(.02)	$(.16)
Net earnings	$3.09	$2.45	$1.97	$1.07	$.34

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$2.79	$2.29	$1.85	$1.06	$.49
Net earnings (loss) from discontinued operations	$.23	$.10	$.06	$(.02)	$(.16)
Net earnings	$3.01	$2.39	$1.92	$1.04	$.33

Dividends per common share	$.48	$.44	$.35	$.20	$.20

At Year End:
Total assets:
Continuing operations	$22,912	$22,473	$22,059	$21,828	$22,491
Discontinued operations	3,475	3,993	4,161	4,336	4,477
Total assets	$26,387	$26,466	$26,220	$26,164	$26,968
Total debt:
Continuing operations	$6,435	$5,921	$5,981	$5,998	$6,994
Discontinued operations	14	14	22	23	24
Total debt	$6,449	$5,935	$6,003	$6,021	$7,018
Total Stockholders’ Equity	$9,966	$10,213	$9,908	$9,821	$9,019

(a)          On April 2, 2014, CBS Outdoor Americas Inc. (“Outdoor Americas”) completed an initial public offering through which it sold approximately 19% of its common stock and on July 16, 2014, CBS Corporation (the “Company”) disposed of its approximately 81% ownership of Outdoor Americas through a tax-free split-off. As a result, in the second quarter of 2014, Outdoor Americas was presented as a discontinued operation in the Company’s consolidated financial statements.  Accordingly, all prior periods have been recast to conform to this presentation.

(b)          On September 30, 2013, the Company completed the sale of its outdoor advertising business in Europe, which included an interest in an outdoor business in Asia (“Outdoor Europe”) for $225 million.  Outdoor Europe has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

(c)           In 2009, the Company recorded noncash impairment charges of $210 million ($131 million, net of tax), or $.19 per diluted share, to reduce the carrying value of FCC licenses in certain radio markets and to reduce the carrying value of the allocated goodwill in connection with the sale of certain radio stations.

Item 7.  Management’s Discussion and Analysis of Results of Operations and Financial Condition.

(Tabular dollars in millions, except per share amounts)

Management’s discussion and analysis of the results of operations and financial condition of CBS Corporation (together with its consolidated subsidiaries, unless the context otherwise requires, the “Company” or “CBS Corp.”) should be read in conjunction with the consolidated financial statements and related notes.

Overview

The Company operates businesses which span the media and entertainment industries, including the CBS Television Network, cable program services, television content production and distribution, motion pictures, consumer publishing, television and radio stations and interactive media. The Company’s principal strategy is to create and acquire content that is widely accepted by audiences and generate both advertising and non-advertising revenues from the distribution of this content on multiple media platforms and to various geographic locations. The Company also continues to pursue opportunities to grow its revenue streams, including licensing its content for exhibition on digital and other platforms; expanding the distribution of its content internationally; securing compensation from multichannel video programming distributors (“MVPDs”) and television stations affiliated with the CBS Television Network; and increasingly monetizing content viewership and ratings as industry measurements evolve to reflect changing viewership habits. The Company’s continued ability to capitalize on these and other emerging opportunities will provide it with incremental advertising and non-advertising revenues and serves to de-risk and diversify the Company’s business model.

For 2013, the Company reported its highest results across all key financial metrics, including revenues, operating income and diluted earnings per share (“EPS”) from continuing operations, since becoming a separate publicly traded company in January 2006.  Diluted EPS from continuing operations of $2.79 increased $.50, or 22%, from $2.29 for the same prior-year period, principally reflecting a 9% increase in both revenues and operating income, and lower weighted average shares outstanding due to the Company’s ongoing share repurchases. The revenue growth reflects increases across all of the Company’s revenue streams. Advertising revenues increased 5%, principally driven by growth at the CBS Television Network, including the benefit from the 2013 broadcast of Super Bowl XLVII. This growth was partially offset by a decline at Local Broadcasting resulting from lower political advertising sales.  Content licensing and distribution revenues increased 15%, led by growth from domestic and international licensing of television and cable programming for digital streaming and syndication. Affiliate and subscription fee revenues increased 16%, reflecting growth from cable affiliate fees, retransmission revenues, fees received from the CBS Television Network’s affiliated television stations, as well as the benefit of Showtime Networks’ distribution of two Floyd Mayweather pay-per-view boxing events. Operating income growth was driven by the increase in revenues which was partially offset by higher sports programming costs and increased investment in television content.

For 2014, the Company expects to benefit from continued growth in revenues received from MVPDs and television stations affiliated with the CBS Television Network as well as incremental political advertising sales associated with mid-term elections. Advertising revenue comparisons in 2014 will be negatively impacted by the Super Bowl broadcast on the CBS Television Network in the first quarter of 2013 as well as the broadcast of fewer NCAA Division I Men’s Basketball Championship (“NCAA Tournament”) games on the CBS Television Network in 2014.  The Company’s overall financial performance will be impacted by many other factors, including, the health of the economy and audience acceptance of the Company’s programming.

During 2013, the Company returned $2.50 billion to shareholders through repurchases of its stock and payment of dividends.  The Company repurchased 45.8 million shares of its Class B Common Stock during 2013 at an average price of $48.03 per share.  For 2014, the Company expects to continue to return value to shareholders through share repurchases and dividends.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

The Company generated operating cash flow from continuing operations of $1.78 billion in 2013 and $1.51 billion in 2012. Included in operating cash flows are contributions of $150 million in 2013 and $200 million in 2012 to pre-fund the Company’s qualified pension plans. Free cash flow for 2013 of $1.57 billion increased $262 million compared to $1.31 billion for 2012. Free cash flow is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Information” on page 10 for a reconciliation of net cash flow provided by (used for) operating activities, the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States (“GAAP”), to free cash flow.

On April 2, 2014, CBS Outdoor Americas Inc. (“Outdoor Americas”) completed an initial public offering (“IPO”) through which it sold 23.0 million shares, or 19%, of its common stock for $28.00 per share. On July 16, 2014, the Company completed the disposition of its 81% ownership of Outdoor Americas common stock through a tax-free split-off. In connection with this transaction, the Company accepted 44.7 million shares of CBS Corp. Class B Common Stock from its shareholders in exchange for the 97.0 million shares of Outdoor Americas common stock that it owned. As a result, in the second quarter of 2014, Outdoor Americas was presented as a discontinued operation in the Company’s consolidated financial statements. All prior periods have been recast to conform to this presentation. During 2013, the Company completed the sale of its outdoor advertising business in Europe, which included an interest in an outdoor business in Asia (“Outdoor Europe”) for $225 million. As a result, Outdoor Europe has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

During January 2014, prior to the IPO, Outdoor Americas borrowed $1.60 billion through an $800 million senior secured term loan credit facility (“Term Loan”) and the issuance of $800 million of senior notes. The debt proceeds were primarily used by the Company to repurchase 23.5 million shares of CBS Corp. Class B Common Stock through a $1.5 billion accelerated share repurchase (“ASR”) transaction.

CBS Corp. operates in the following four segments:

ENTERTAINMENT:  The Entertainment segment consists of the CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films and CBS Interactive.  Entertainment revenues are generated primarily from advertising sales, the licensing and distribution of its content, and affiliate and subscription fees.  The Entertainment segment contributed 62% to consolidated revenues in 2013 and 60% to consolidated revenues in each of 2012 and 2011, and 53%, 50% and 51% to consolidated operating income in 2013, 2012 and 2011, respectively.

CABLE NETWORKS:  The Cable Networks segment consists of Showtime Networks, CBS Sports Network and Smithsonian Networks. Cable Networks revenues are generated primarily from affiliate fees, and the licensing and distribution of its content.  The Cable Networks segment contributed 15%, 14% and 13% to consolidated revenues in 2013, 2012 and 2011, respectively, and 29% to consolidated operating income in 2013 and 28% to consolidated operating income in each of 2012 and 2011.

PUBLISHING:  The Publishing segment consists of Simon & Schuster’s consumer book publishing business with imprints such as Simon & Schuster, Pocket Books, Scribner and Free Press.  Publishing generates revenues from the distribution of consumer books in print, digital and audio formats. The Publishing segment contributed 6% to consolidated revenues in each of 2013, 2012 and 2011, and 4% to consolidated operating income in 2013 and 3% to consolidated operating income in each of 2012 and 2011.

LOCAL BROADCASTING:  The Local Broadcasting segment consists of CBS Television Stations and CBS Radio, with revenues generated primarily from advertising sales. The Local Broadcasting segment contributed 19% to consolidated revenues in 2013 and 22% to consolidated revenues in each of 2012 and 2011, and 27% to consolidated operating income in 2013 and 31% to consolidated operating income in each of 2012 and 2011.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Consolidated Results of Operations—2013 vs. 2012 and 2012 vs. 2011

Revenues

The following tables present the Company’s consolidated revenues by type for each of the years ended December 31, 2013, 2012 and 2011.

Revenues by Type			Increase/(Decrease)			Increase/(Decrease)
Year Ended December 31,	2013	2012	2013 vs. 2012		2011	2012 vs. 2011
Advertising	$7,525	$7,191	$334	5%	$7,145	$46	1%
Content licensing and distribution	3,997	3,468	529	15	3,236	232	7
Affiliate and subscription fees	2,221	1,921	300	16	1,762	159	9
Other	262	240	22	9	238	2	1
Total Revenues	$14,005	$12,820	$1,185	9%	$12,381	$439	4%

	Year Ended December 31,
Percentage of Revenues by Type	2013	2012	2011
Advertising	54%	56%	58%
Content licensing and distribution	29	27	26
Affiliate and subscription fees	15	15	14
Other	2	2	2
Total	100%	100%	100%

Advertising sales increased 5% to $7.53 billion in 2013 from $7.19 billion in 2012. This growth was principally driven by a 10% increase at the CBS Television Network, reflecting higher revenues from sports, including the 2013 broadcast of the Super Bowl, which is broadcast on the CBS Television Network once every three years, as well as increases in primetime. Advertising revenue growth also reflects an 18% increase at CBS Interactive. These increases were partially offset by a decline in Local Broadcasting advertising of 4%, reflecting lower political advertising revenues.

In 2012, advertising sales increased 1% to $7.19 billion from $7.15 billion in 2011 reflecting growth at Local Broadcasting resulting from increased political advertising spending associated with the U.S. presidential election. Network advertising revenues increased slightly reflecting higher pricing, partially offset by lower ratings during the second half of 2012.

In 2014, local advertising revenues are expected to benefit from increased political advertising spending for midterm elections.  For national advertising, revenues in 2014 will benefit from upfront pricing increases for the 2013/2014 television broadcast season. In addition, 2014 advertising revenue comparisons will be negatively impacted by the broadcast of the Super Bowl on the CBS Television Network in the first quarter of 2013 as well as the broadcast of fewer NCAA Tournament games on the CBS Television Network in 2014.  In 2014, two regional final games and the national semifinals of the NCAA Tournament, which were previously broadcast by CBS, will be broadcast by Turner Broadcasting System, Inc. (“Turner”). Overall advertising revenues will also be impacted by ratings for the Company’s programming and market conditions, including demand in the scatter advertising market.

Content licensing and distribution revenues are principally comprised of fees from the licensing of internally produced television programming to multiple media platforms and in various geographic locations; fees from the distribution of third party programming; and revenues from the publishing and distribution of consumer books. For 2013, content licensing and distribution revenues increased 15% to $4.00 billion from $3.47 billion in 2012 and for 2012, content licensing and distribution revenues increased 7% from $3.24 billion in 2011. These increases

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

reflected growth from domestic and international licensing of programming for syndication and digital streaming. For 2013, revenue contributions from significant domestic syndication availabilities included the first-cycle sales of NCIS: Los Angeles and The Good Wife. During 2014, content licensing and distribution revenues are expected to benefit from the first-cycle domestic syndication availabilities of Hawaii Five-0 and Blue Bloods; however, revenue comparisons to 2013 may be impacted by fluctuations resulting from the timing of the availability of television series for multiple year licensing agreements, as television license fee revenues are recognized at the beginning of the license period in which programs are made available for exhibition.

Affiliate and subscription fees are principally comprised of revenues received from MVPDs for carriage of the Company’s cable networks, as well as for authorizing the MVPDs’ carriage of the Company’s owned television stations (“retransmission fees”); fees received from television stations affiliated with the CBS Television Network (known as “network affiliation fees” or “reverse compensation”); and subscriber fees for online content. For 2013, affiliate and subscription fees increased 16% to $2.22 billion from $1.92 billion in 2012 and for 2012, affiliate and subscription fees increased 9% from $1.76 billion in 2011. These increases reflected growth in retransmission revenues and network affiliation fees of 39% for 2013 and 42% for 2012; as well as increases in Cable Networks affiliate fees. The increase in Cable Networks affiliate fees reflected growth in subscriptions and rate increases at Showtime Networks, CBS Sports Network and Smithsonian Networks. For 2013, the increase was also driven by revenues from Showtime Networks’ distribution of two Floyd Mayweather pay-per-view boxing events. The Company expects continued growth in retransmission revenues, network affiliation fees and cable affiliate fees in 2014, however, quarterly comparisons will fluctuate based on the timing of pay-per-view boxing events.

Other revenues, which include ancillary fees for Entertainment, Cable Networks and Local Broadcasting operations, increased 9% to $262 million in 2013 from $240 million in 2012, principally reflecting higher ancillary digital revenues. For 2012, other revenues increased 1% to $240 million from $238 million in 2011.

International Revenues

International revenues primarily consist of television licensing revenues. The Company generated approximately 13%, 12% and 11% of its total revenues from international regions in 2013, 2012 and 2011, respectively.

		% of		% of		% of
Year Ended December 31,	2013	International	2012	International	2011	International
United Kingdom	$359	20%	$245	16%	$202	15%
Other Europe	607	33	498	32	480	35
Canada	270	15	260	17	233	17
Asia	225	12	198	13	151	11
Other	366	20	344	22	291	22
Total International Revenues	$1,827	100%	$1,545	100%	$1,357	100%

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Operating Expenses

The table below presents the Company’s consolidated operating expenses by type for each of the years ended December 31, 2013, 2012 and 2011.

Operating Expenses by Type			Increase/(Decrease)			Increase/(Decrease)
Year Ended December 31,	2013	2012	2013 vs. 2012		2011	2012 vs. 2011
Programming	$3,047	$2,621	$426	16%	$2,563	$58	2%
Production	2,491	2,149	342	16	2,096	53	3
Participation, distribution and royalty	1,112	1,004	108	11	1,065	(61)	(6)
Other	1,474	1,490	(16)	(1)	1,467	23	2
Total Operating Expenses	$8,124	$7,264	$860	12%	$7,191	$73	1%

Programming expenses represented 38% of total operating expenses for 2013 and 36% for each of the years 2012 and 2011, and reflect the amortization of acquired rights of programs exhibited on the broadcast and cable networks, and television and radio stations.  Programming expenses increased 16% to $3.05 billion in 2013 from $2.62 billion in 2012 primarily reflecting higher sports programming costs associated with the CBS Television Network’s 2013 broadcast of the Super Bowl and Showtime Networks’ distribution of two pay-per-view boxing events, as well as higher investment in acquired television programming. For 2012, programming expenses increased 2% to $2.62 billion from $2.56 billion in 2011 primarily driven by higher investment in acquired television programming.

Sports programming expenses in the first quarter of 2014 are expected to be lower compared to the first quarter of 2013 which included costs associated with the Super Bowl broadcast on the CBS Television Network.  In addition, during the first half of 2014, sports programming costs will be lower due to the broadcast of fewer NCAA Tournament games on CBS. For the full year 2014, these decreases will be partially offset by cost increases beginning in the third quarter of 2014 associated with the Company’s new agreement with the National Football League (“NFL”) as well as the addition of a Thursday night NFL game on CBS for eight weeks.

Production expenses represented 31% of total operating expenses for 2013, 30% for 2012 and 29% for 2011, and reflect the amortization of direct costs of internally developed television and theatrical film content, as well as television and radio costs, including on-air talent and other production costs. Production expenses increased 16% to $2.49 billion in 2013 from $2.15 billion in 2012 primarily driven by increased revenues from the first-cycle domestic availabilities of NCIS: Los Angeles and The Good Wife, as well as higher investment in internally developed television programming. For 2012, production expenses increased 3% to $2.15 billion from $2.10 billion in 2011 primarily driven by higher amortization associated with increased revenues from television licensing arrangements.

Participation, distribution and royalty costs, which represented 14% of total operating expenses in each of the years 2013 and 2012, and 15% in 2011, primarily include participation and residual expenses for television programming, royalty costs for Publishing content and other distribution expenses incurred with respect to television and feature film content, such as print and advertising. Participation, distribution and royalty costs increased 11% to $1.11 billion in 2013 from $1.00 billion in 2012, principally due to higher participations associated with higher revenues from the licensing of television programming.  For 2012, participation, distribution and royalty costs decreased 6% to $1.00 billion from $1.07 billion in 2011, principally due to lower participations associated with the mix of titles licensed for syndication.

Other operating expenses, which represented 18% of total operating expenses in 2013, 21% for 2012 and 20% for 2011, primarily include compensation and costs associated with book sales, including printing and warehousing.  For 2013, other operating expenses decreased 1% to $1.47 billion from $1.49 billion in 2012. For

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

2012, other operating expenses increased 2% to $1.49 billion from $1.47 billion in 2011 reflecting higher employee-related costs mainly to support growth in digital businesses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses, which include expenses incurred for selling and marketing costs, occupancy and back office support, represented 18% of revenues for 2013, and 19% for each of the years 2012 and 2011.  For 2013, SG&A expenses increased $104 million, or 4%, to $2.55 billion from $2.44 billion in 2012 reflecting higher employee-related costs, mainly associated with $75 million higher stock-based compensation primarily from the increase in the Company’s stock price and an increase in selling expenses associated with higher revenues. These increases were partially offset by a 2012 charge related to a Publishing legal settlement.

For 2012, SG&A expenses increased $30 million, or 1%, to $2.44 billion from $2.41 billion in 2011 principally due to a charge related to a Publishing legal settlement, and higher advertising and promotion expenses.

Restructuring Charges

During the year ended December 31, 2013, in a continued effort to reduce its cost structure, the Company initiated restructuring plans across several of its businesses, primarily for the reorganization or closure of certain business operations. As a result, the Company recorded restructuring charges of $20 million, reflecting $14 million of severance costs and $6 million of costs associated with exiting contractual obligations. During the years ended December 31, 2012 and 2011, the Company recorded restructuring charges of $19 million and $42 million, respectively. The charges reflected $21 million of severance costs and $40 million of costs associated with exiting contractual obligations. As of December 31, 2013, the cumulative amount paid for the 2013, 2012 and 2011 restructuring charges was $56 million, of which $22 million was for the severance costs and $34 million related to costs associated with exiting contractual obligations. The 2012 and 2011 restructuring reserves were substantially utilized at December 31, 2013. The Company expects to substantially utilize the 2013 restructuring reserve by the end of 2014.

	Balance at	2013	2013	Balance at
	December 31, 2012	Charges	Payments	December 31, 2013
Entertainment	$25	$12	$(23)	$14
Cable Networks	—	1	—	1
Publishing	2	1	(2)	1
Local Broadcasting	7	5	(4)	8
Corporate	1	1	(1)	1
Total	$35	$20	$(30)	$25

	Balance at	2012	2012	Balance at
	December 31, 2011	Charges	Payments	December 31, 2012
Entertainment	$40	$7	$(22)	$25
Publishing	1	3	(2)	2
Local Broadcasting	—	8	(1)	7
Corporate	—	1	—	1
Total	$41	$19	$(25)	$35

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Impairment Charges

In 2012, in connection with the sale of its five owned radio stations in West Palm Beach, the Company recorded a pre-tax noncash impairment charge of $11 million to reduce the carrying value of the allocated goodwill.

Depreciation and Amortization

Depreciation and amortization decreased $16 million, or 5%, to $290 million for 2013 from $306 million for 2012, principally reflecting lower depreciation associated with declining capital expenditure levels in recent years and lower amortization resulting from certain intangible assets becoming fully amortized.  For 2012, depreciation and amortization decreased $7 million, or 2%, to $306 million from $313 million for 2011.

Interest Expense

Interest expense decreased $26 million, or 6%, to $375 million for 2013 from $401 million for 2012 and for 2012, interest expense decreased $32 million, or 7% from $433 million for 2011, in both cases driven by the Company’s debt refinancing during 2012.  The Company had $5.96 billion of long term debt outstanding at December 31, 2013 and $5.92 billion at December 31, 2012, each at a weighted average interest rate of 6.0%.  At December 31, 2013, the Company also had $475 million of commercial paper borrowings outstanding at a weighted average interest rate of 0.3%.

Interest Income

Interest income increased $3 million to $8 million for 2013 from $5 million for 2012. For 2012, interest income was flat at $5 million compared to 2011.

Net Loss on Early Extinguishment of Debt

For 2012, the net loss on early extinguishment of debt of $32 million reflected a pre-tax loss associated with the redemption of the Company’s $338 million of 5.625% senior notes due 2012 and $400 million of 8.20% senior notes due 2014, partially offset by the pre-tax gain recognized upon the redemption of the Company’s $700 million of 6.75% senior notes due 2056 (See Note 8 to the consolidated financial statements).

Other Items, Net

For all periods presented, “Other items, net” primarily consisted of foreign exchange gains and losses.

Provision for Income Taxes

The provision for income taxes represents federal, state and local, and foreign income taxes on earnings from continuing operations before income taxes and equity in loss of investee companies.  For 2013, the provision for income taxes increased to $878 million from $812 million in 2012 and for 2012, the provision for income taxes increased from $681 million in 2011.  These increases were mainly driven by the increase in earnings from continuing operations. The Company’s effective income tax rate was 33% in 2013 and 34% in each of 2012 and 2011. For 2014, the Company’s annual effective tax rate is expected to be comparable to the prior three years.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Equity in Loss of Investee Companies, Net of Tax

Equity in loss of investee companies, net of tax, was $49 million for 2013, $37 million for 2012 and $39 million for 2011 reflecting the Company’s share of the operating results of its equity investments.

Net Earnings from Continuing Operations

The Company reported net earnings from continuing operations of $1.74 billion for 2013, $1.51 billion for 2012 and $1.26 billion for 2011.

Net Earnings from Discontinued Operations

On April 2, 2014, Outdoor Americas completed an IPO through which it sold 23.0 million shares, or approximately 19% of its common stock. On July 16, 2014, the Company completed the disposition of its approximately 81% ownership of Outdoor Americas common stock through a tax-free split-off. During 2013, the Company completed the sale of Outdoor Europe for $225 million. As a result, Outdoor Americas and Outdoor Europe have been presented as discontinued operations in the Company’s consolidated financial statements for all periods presented.  Included in the loss from discontinued operations of $12 million for 2013 is an after-tax charge of $110 million related to the sale of Outdoor Europe. This charge was associated with exiting an unprofitable contractual arrangement and the estimated fair value of guarantees, which historically have been intercompany but upon the closing of the transaction became third-party guarantees (See Note 14 to the consolidated financial statements).

The following table sets forth details of the net earnings from discontinued operations for the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
Revenues from discontinued operations	$1,695	$1,873	$1,885
Earnings (loss) from discontinued operations	$(12)	$128	$125
Income tax provision	—	(62)	(83)
Earnings (loss) from discontinued operations, net of tax	(12)	66	42
Gain on disposal	159	—	—
Income tax provision	(6)	—	—
Gain on disposal, net of tax	153	—	—
Net earnings from discontinued operations, net of tax	$141	$66	$42

Net Earnings and Diluted EPS

For 2013, net earnings were $1.88 billion, or $3.01 per diluted share, up from $1.57 billion, or $2.39 per diluted share in 2012, and for 2012, net earnings increased from $1.31 billion, or $1.92 per diluted share in 2011.  These increases were mainly driven by the growth in operating income and a decline in interest expense. The increase in diluted EPS also reflected lower weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Reconciliation of Non-GAAP Financial Information

Free cash flow is a non-GAAP financial measure. Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow.

Year Ended December 31,	2013	2012	2011
Net cash flow provided by operating activities	$1,873	$1,815	$1,749
Capital expenditures	(212)	(200)	(199)
Exclude net cash flow provided by operating activities from discontinued operations	94	310	293
Free cash flow	$1,567	$1,305	$1,257

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Segment Results of Operations – For the Years Ended December 31, 2013, 2012 and 2011

The following tables present the Company’s revenues; operating income (loss) before depreciation and amortization (“OIBDA”), restructuring charges and impairment charges (“Segment OIBDA”); operating income (loss); and depreciation and amortization by segment, for each of the years ended December 31, 2013, 2012 and 2011. The Company presents Segment OIBDA as the primary measure of profit and loss for its operating segments in accordance with Financial Accounting Standards Board (“FASB”) guidance for segment reporting. The Company believes the presentation of Segment OIBDA is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance. The reconciliation of Segment OIBDA to the Company’s consolidated Net earnings (loss) is presented in Note 15 (Reportable Segments) to the consolidated financial statements.

Year Ended December 31,	2013	2012	2011
Revenues:
Entertainment	$8,645	$7,694	$7,457
Cable Networks	2,069	1,772	1,621
Publishing	809	790	787
Local Broadcasting	2,696	2,774	2,689
Corporate/Eliminations	(214)	(210)	(173)
Total Revenues	$14,005	$12,820	$12,381

Year Ended December 31,	2013	2012	2011
Segment OIBDA:
Entertainment	$1,758	$1,549	$1,431
Cable Networks	898	811	707
Publishing	113	89	92
Local Broadcasting	898	957	849
Corporate	(332)	(292)	(301)
Total Segment OIBDA	3,335	3,114	2,778
Restructuring charges	(20)	(19)	(42)
Impairment charges	—	(11)	—
Depreciation and amortization	(290)	(306)	(313)
Total Operating Income	$3,025	$2,778	$2,423
Operating Income (Loss):
Entertainment	$1,593	$1,381	$1,231
Cable Networks	877	785	684
Publishing	106	80	83
Local Broadcasting	807	848	750
Corporate	(358)	(316)	(325)
Total Operating Income	$3,025	$2,778	$2,423
Depreciation and Amortization:
Entertainment	$153	$161	$160
Cable Networks	20	26	23
Publishing	6	6	7
Local Broadcasting	86	90	99
Corporate	25	23	24
Total Depreciation and Amortization	$290	$306	$313

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films and CBS Interactive)

(Contributed 62% to consolidated revenues in 2013 and 60% to consolidated revenues in each of 2012 and 2011, and 53%, 50% and 51% to consolidated operating income in 2013, 2012 and 2011, respectively.)

Year Ended December 31,	2013	2012	2011
Revenues	$8,645	$7,694	$7,457
Segment OIBDA	$1,758	$1,549	$1,431
Restructuring charges	(12)	(7)	(40)
Depreciation and amortization	(153)	(161)	(160)
Operating income	$1,593	$1,381	$1,231
Segment OIBDA as a % of revenues	20%	20%	19%
Operating income as a % of revenues	18%	18%	17%
Capital expenditures	$101	$92	$94

2013 vs. 2012

For 2013, Entertainment revenues increased 12% to $8.65 billion from $7.69 billion in 2012 reflecting higher advertising revenues, content licensing and distribution revenues and network affiliation fees.  Advertising revenues increased 10%, driven by growth at the CBS Television Network of 10%, reflecting higher revenues from sports, including the broadcast of Super Bowl XLVII on the CBS Television Network in 2013, as well as an increase in primetime. Also contributing to the advertising revenue growth is an increase at CBS Interactive of 18%.  Content licensing and distribution revenues increased 15%, reflecting growth from domestic and international licensing of television programming for digital streaming and syndication, led by the first-cycle domestic availabilities of NCIS: Los Angeles and The Good Wife.

For 2013, Entertainment OIBDA increased $209 million, or 13%, to $1.76 billion from $1.55 billion for 2012, principally driven by the growth in revenues which was partially offset by an increased investment in television content and higher sports programming costs associated with the Super Bowl broadcast.  For 2013, restructuring charges of $12 million principally reflected costs associated with exiting certain international operations and severance costs. Restructuring charges of $7 million in 2012 principally reflected severance costs.

Comparability in 2014 will be negatively impacted by the Super Bowl broadcast on CBS in the first quarter of 2013 and, beginning in the third quarter of 2014, cost increases associated with the Company’s new agreement with the NFL as well as the addition of a Thursday night NFL game on CBS for eight weeks.  Results in 2014 are expected to benefit from incremental network affiliation fees associated with current agreements and expected renewals in 2014.  Also in 2014, the Company expects to benefit from the first-cycle domestic availabilities of Hawaii Five-0 and Blue Bloods, however, revenue comparisons may be impacted by fluctuations resulting from the timing of the availability of television series for multiple year licensing agreements. Television license fee revenues are recognized at the beginning of the license period in which programs are made available to the licensee for exhibition, while the related cash is collected over the term of the license period.  At December 31, 2013 and 2012, total outstanding receivables attributable to revenues recognized under licensing agreements were $3.14 billion and $2.42 billion, respectively. At December 31, 2013, the total amount due from these receivables was $1.52 billion in 2014, $848 million in 2015, $400 million in 2016, $207 million in 2017, and $168 million in 2018 and thereafter. Unrecognized revenues attributable to license agreements for produced programming that is not yet available for exhibition were $1.14 billion and $1.31 billion at December 31, 2013 and 2012, respectively.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

2012 vs. 2011

For 2012, Entertainment revenues increased 3% to $7.69 billion from $7.46 billion in 2011. This growth was led by a 13% increase in revenues from the licensing of television programming, driven by higher licensing revenues from digital streaming as well as domestic and international syndication.  Revenue growth also reflects higher network affiliation fees. Advertising revenues increased slightly, reflecting higher pricing partially offset by lower primetime ratings during the second half of 2012.

For 2012, Entertainment OIBDA increased $118 million, or 8%, to $1.55 billion from $1.43 billion for 2011, principally driven by the aforementioned revenue growth and higher profit margins on television licensing revenues. For 2011, restructuring charges of $40 million principally reflected costs associated with exiting operating facilities and severance costs.

Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks)

(Contributed 15%, 14% and 13% to consolidated revenues in 2013, 2012 and 2011, respectively, and 29% to consolidated operating income in 2013 and 28% to consolidated operating income in each of 2012 and 2011.)

Year Ended December 31,	2013	2012	2011
Revenues	$2,069	$1,772	$1,621
Segment OIBDA	$898	$811	$707
Restructuring charges	(1)	—	—
Depreciation and amortization	(20)	(26)	(23)
Operating income	$877	$785	$684
Segment OIBDA as a % of revenues	43%	46%	44%
Operating income as a % of revenues	42%	44%	42%
Capital expenditures	$16	$18	$15

2013 vs. 2012

For 2013, Cable Networks revenues increased 17% to $2.07 billion from $1.77 billion in 2012 driven by higher domestic and international licensing revenues from the digital streaming and syndication of Showtime original series, led by Dexter, revenues from the distribution of two Floyd Mayweather pay-per-view boxing events, and higher affiliate revenues.  Affiliate revenues increased 5% reflecting rate increases and growth in subscriptions at Showtime Networks, CBS Sports Network and Smithsonian Networks.  As of December 31, 2013 subscriptions totaled approximately 76 million for Showtime Networks (including Showtime, The Movie Channel and Flix), 51 million for CBS Sports Network and 21 million for Smithsonian Networks.

For 2013, Cable Networks OIBDA increased $87 million, or 11%, to $898 million from $811 million for 2012, principally due to the aforementioned revenue increases, partially offset by higher programming and production costs associated with the pay-per-view boxing events, the increase in licensing revenues and increased investment in Showtime original series.  Cable Networks OIBDA margin decreased to 43% in 2013 from 46% in 2012 due to the margin impact from the distribution of the above mentioned pay-per-view boxing events. Restructuring charges of $1 million in 2013 reflected severance costs.

2012 vs. 2011

For 2012, Cable Networks revenues increased 9% to $1.77 billion from $1.62 billion in 2011 primarily driven by higher affiliate fees, which reflected increases in rates and growth in subscriptions at Showtime

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Networks, CBS Sports Network and Smithsonian Networks, as well as higher licensing revenues from the digital streaming and international syndication of Showtime original series. As of December 31, 2012 subscriptions totaled approximately 76 million for Showtime Networks (including Showtime, The Movie Channel and Flix), 46 million for CBS Sports Network and 17 million for Smithsonian Networks.

For 2012, Cable Networks OIBDA increased $104 million, or 15%, to $811 million from $707 million for 2011, primarily due to the aforementioned revenue growth and lower costs for theatrical programming, partially offset by higher programming and production costs associated with Showtime original series and sports programming.

Publishing (Simon & Schuster)

(Contributed 6% to consolidated revenues in each of 2013, 2012 and 2011, and 4% to consolidated operating income in 2013 and 3% to consolidated operating income in each of 2012 and 2011.)

Year Ended December 31,	2013	2012	2011
Revenues	$809	$790	$787
Segment OIBDA	$113	$89	$92
Restructuring charges	(1)	(3)	(2)
Depreciation and amortization	(6)	(6)	(7)
Operating income	$106	$80	$83
Segment OIBDA as a % of revenues	14%	11%	12%
Operating income as a % of revenues	13%	10%	11%
Capital expenditures	$4	$5	$7

2013 vs. 2012

For 2013, Publishing revenues increased 2% to $809 million from $790 million in 2012 led by growth in digital book sales.  Digital book sales increased 22% from the same prior-year period and represented 27% of Publishing’s total revenues for 2013 compared to 23% in 2012.  Best-selling titles in 2013 included Doctor Sleep by Stephen King and Happy, Happy, Happy by Phil Robertson.

For 2013, Publishing OIBDA increased $24 million, or 27%, to $113 million from $89 million for 2012. The increase was mainly driven by the revenue growth, a charge in 2012 related to a legal settlement and a decline in production and distribution costs associated with a higher mix of revenues from digital book sales, partially offset by higher advertising expenses. Restructuring charges of $1 million in 2013 primarily reflected severance costs and restructuring charges of $3 million in 2012 primarily reflected costs associated with combining several of Publishing’s imprints.

2012 vs. 2011

For 2012, Publishing revenues of $790 million remained relatively flat compared to $787 million in 2011, reflecting growth in digital book sales and lower print book sales. Revenues from digital sales increased 35% from the same prior-year period and represented 23% of total Publishing revenues in 2012 compared to 17% in 2011.  Best-selling titles in 2012 included Kill Shot by Vince Flynn and The Wind Through the Keyhole by Stephen King.

For 2012, Publishing OIBDA decreased $3 million, or 3%, to $89 million from $92 million for 2011.  The decrease was driven by a charge related to a settlement agreement to resolve the e-books antitrust action covering

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

a number of states, the District of Columbia and United States territories. Underlying Publishing results in 2012 reflected margin growth associated with an increase in the mix of revenues from digital book sales, which have lower production and distribution costs than print books. Restructuring charges of $2 million in 2011 reflected severance costs.

Local Broadcasting (CBS Television Stations and CBS Radio)

(Contributed 19% to consolidated revenues in 2013 and 22% to consolidated revenues in each of 2012 and 2011, and 27% to consolidated operating income in 2013 and 31% to consolidated operating income in each of 2012 and 2011.)

Year Ended December 31,	2013	2012	2011
Revenues	$2,696	$2,774	$2,689
Segment OIBDA	$898	$957	$849
Restructuring charges	(5)	(8)	—
Impairment charges	—	(11)	—
Depreciation and amortization	(86)	(90)	(99)
Operating income	$807	$848	$750
Segment OIBDA as a % of revenues	33%	34%	32%
Operating income as a % of revenues	30%	31%	28%
Capital expenditures	$64	$64	$69

2013 vs. 2012

For 2013, Local Broadcasting revenues decreased 3% to $2.70 billion from $2.77 billion for 2012.  CBS Television Stations revenues decreased 4%, primarily driven by lower political advertising and lower revenues from the nonrenewal of an unprofitable sports programming contract.  These decreases were partially offset by the benefit of the 2013 broadcast of Super Bowl XLVII to the Company’s owned CBS affiliated stations and higher retransmission revenues.  CBS Radio revenues decreased 1% principally reflecting the impact of radio station dispositions in 2012, partially offset by the benefit of the new CBS Sports Radio network.  Results for 2014 are expected to benefit from increased political advertising spending for midterm elections.

Local Broadcasting OIBDA decreased $59 million, or 6%, to $898 million from $957 million for 2012, principally reflecting lower revenues, partially offset by lower television programming costs and the benefit from the nonrenewal of an unprofitable sports programming contract.  During 2012, the Company recorded a pre-tax noncash impairment charge of $11 million to reduce the carrying value of the allocated goodwill in connection with the disposition of the Company’s radio stations in West Palm Beach. Restructuring charges of $5 million in 2013 reflected severance costs. For 2012, restructuring charges of $8 million principally reflected severance costs and costs associated with exiting contractual obligations.

2012 vs. 2011

For 2012, Local Broadcasting revenues increased 3% to $2.77 billion from $2.69 billion for 2011 principally reflecting higher political advertising and retransmission revenues partially offset by softness in local economies. CBS Television Stations revenues increased 8% from the prior year, while CBS Radio revenues decreased 2%.

For 2012, Local Broadcasting OIBDA increased $108 million, or 13%, to $957 million from $849 million for 2011, primarily driven by the revenue growth, lower programming costs for syndicated programming, and lower music royalty costs.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Acquisitions and Dispositions

During 2012, the Company acquired a radio station in the New York market and a radio station in the Washington, D.C. area, as well as a television station in Long Island, New York.  Also during 2012, the Company sold five radio stations in West Palm Beach. Together, these acquisitions and dispositions did not have a material impact on the comparability of operating results.

Corporate

Corporate expenses include general corporate overhead, unallocated shared company expenses, pension and postretirement benefit costs for plans retained by the Company for previously divested businesses, and intercompany eliminations. For 2013, corporate expenses increased 13% to $358 million from $316 million for 2012 driven by higher stock-based compensation of $62 million, mainly associated with the increase in the Company’s stock price. This increase was partially offset by lower pension and postretirement benefit costs, reflecting the benefit from pre-funding pension plans in 2012 and the favorable performance of pension plan assets in 2012.

For 2012, corporate expenses decreased 3% to $316 million from $325 million for 2011 driven by lower pension and postretirement benefit costs, primarily due to the benefit from pre-funding pension plans in 2011 and lower pension-related interest cost associated with retirees.  This decrease was partially offset by expense increases associated with the Company’s higher stock price.

Financial Position

Current assets decreased by $350 million to $5.37 billion at December 31, 2013 from $5.72 billion at December 31, 2012, primarily due to a decrease in cash and cash equivalents and a decrease in current assets of discontinued operations reflecting the disposition of Outdoor Europe during 2013.  These decreases were partially offset by an increase in receivables associated with television licensing agreements.  The allowance for doubtful accounts as a percentage of receivables decreased to 1.8% at December 31, 2013 compared with 2.1% at December 31, 2012, primarily due to the increase in receivables relating to television licensing agreements, which historically had a lower rate of uncollectability compared to the Company’s other receivables.

Net property and equipment of $1.47 billion at December 31, 2013 increased by $19 million from $1.45 billion at December 31, 2012, primarily reflecting depreciation expense of $251 million, partially offset by capital expenditures of $212 million and capital lease additions for broadcasting equipment of $58 million.

Other assets increased by $456 million to $1.96 billion at December 31, 2013 from $1.51 billion at December 31, 2012, primarily reflecting higher long-term receivables associated with additional revenues from long-term television licensing agreements, and the acquisition of a 50% interest in TVGN (TV Guide Network) during the first quarter of 2013.

As of December 31, 2013, total outstanding receivables from licensing arrangements, including both current and noncurrent, were $3.14 billion versus $2.42 billion at December 31, 2012.  At December 31, 2013, the total amount due from these receivables was $1.52 billion in 2014, $848 million in 2015, $400 million in 2016, $207 million in 2017, and $168 million in 2018 and thereafter.

Current liabilities increased by $266 million to $4.21 billion at December 31, 2013 from $3.94 billion at December 31, 2012, primarily driven by commercial paper borrowings, partially offset by a decrease in current liabilities of discontinued operations resulting from the disposition of Outdoor Europe.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Pension and postretirement benefit obligations decreased by $520 million to $1.33 billion at December 31, 2013 from $1.85 billion at December 31, 2012, primarily reflecting contributions to the Company’s qualified pension plans and an increase in the discount rate partially offset by changes in other actuarial assumptions.

Other liabilities decreased $73 million to $2.03 billion at December 31, 2013 from $2.11 billion at December 31, 2012, primarily driven by lower programming liabilities and residual liabilities of previously disposed businesses.

Cash Flows

Cash and cash equivalents decreased by $311 million for the year ended December 31, 2013 and increased by $48 million and $180 million for the years ended December 31, 2012 and 2011, respectively.  The changes in cash and cash equivalents were as follows:

Year Ended December 31,	2013	2012	2011
Cash provided by operating activities from:
Continuing operations	$1,779	$1,505	$1,456
Discontinued operations	94	310	293
Cash provided by operating activities	1,873	1,815	1,749
Cash used for investing activities from:
Continuing operations	(214)	(375)	(316)
Discontinued operations	(58)	(76)	(73)
Cash used for investing activities	(272)	(451)	(389)
Cash used for financing activities	(1,912)	(1,316)	(1,180)
Net (decrease) increase in cash and cash equivalents	$(311)	$48	$180

Operating Activities.  In 2013, cash provided by operating activities from continuing operations increased $274 million to $1.78 billion from $1.51 billion in 2012 primarily reflecting growth in operating income, the benefit from the 2013 Super Bowl broadcast on the CBS Television Network and lower payments for interest.  Cash interest payments for 2012 included approximately $60 million associated with the early extinguishment of debt, primarily for make-whole premiums.  The increase from operating income was partially offset by an increase in receivables from the licensing of television programming, driven by the timing difference between revenue recognition and collections for long term television licensing arrangements. Revenues from the licensing of television programming are recognized when the television series is made available to the licensee, at the beginning of the applicable license period, while the related cash is collected over the term of the license period. During 2013, the Company made contributions of $150 million to pre-fund its qualified pension plans compared with contributions of $200 million in 2012.

Cash provided by operating activities from discontinued operations decreased $216 million to $94 million in 2013 from $310 million in 2012 mainly reflecting a payment of $171 million in 2013 associated with exiting an unprofitable contractual arrangement in connection with the sale of Outdoor Europe.

In 2012, cash provided by operating activities from continuing operations increased $49 million to $1.51 billion from $1.46 billion in 2011 primarily reflecting growth in operating income which was partially offset by higher income tax payments and a higher use of cash from working capital. The increased use of working capital primarily reflected a higher level of investment in television content in 2012, and higher receivables from the timing difference between revenue recognition and collections for long term television licensing arrangements, primarily for digital streaming. The Company made pension contributions to its qualified plans of $200 million in 2012 compared with $410 million in 2011.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Cash paid for income taxes from continuing operations was $294 million for 2013, $331 million for 2012 and $217 million for 2011.  The decrease in cash taxes for 2013 was mainly due to the receipt of federal tax refunds, offset by the increase in pre-tax income.  The increase in cash taxes for 2012 compared to 2011 was driven by the increase in pre-tax income and lower tax benefits from lower contributions to the Company’s qualified pension plans.

Investing Activities.  In 2013, cash used for investing activities from continuing operations of $214 million principally reflects capital expenditures of $212 million and investments in investee companies of $176 million, mainly for the Company’s new investment in TVGN (TV Guide Network) as well as its other domestic and international television joint ventures. These cash uses were partially offset by net proceeds from dispositions of $164 million, principally from the sale of Outdoor Europe. In 2012, cash used for investing activities from continuing operations of $375 million principally includes capital expenditures of $200 million; acquisitions of $146 million, primarily for television and radio stations; and investments of $91 million, primarily in domestic and international television joint ventures. These uses of cash were partially offset by $49 million received for dispositions, principally from the sale of radio stations.  In 2011, cash used for investing activities from continuing operations of $316 million principally reflected capital expenditures of $199 million; investments of $79 million, principally in domestic and international television joint ventures; and acquisitions of $67 million, primarily for internet businesses.

Capital expenditures for 2014 are anticipated to be at a similar level to 2013.

Financing Activities.  In 2013, cash used for financing activities of $1.91 billion principally reflected the repurchase of CBS Corp. Class B Common Stock for $2.19 billion and dividend payments of $300 million, partially offset by proceeds from short-term borrowings of $475 million. For 2012, cash used for financing activities of $1.32 billion principally reflected the repayment of notes and debentures of $1.58 billion, the repurchase of CBS Corp. Class B Common Stock for $1.14 billion and dividend payments of $276 million, partially offset by proceeds from the issuance of notes of $1.57 billion and proceeds from the exercise of stock options of $168 million.  For 2011, cash used for financing activities of $1.18 billion principally reflected the repurchase of CBS Corp. Class B Common Stock for $1.01 billion and dividend payments of $206 million, partially offset by proceeds from the exercise of stock options of $72 million.

Dividends

On January 29, 2014, the Company announced a quarterly cash dividend of $.12 per share on its Class A and Class B Common Stock, payable on April 1, 2014.  The Company declared a quarterly cash dividend on its Class A and Class B Common Stock during each of the four quarters of 2013, 2012 and 2011, resulting in total annual dividends of $295 million, $287 million and $237 million, respectively.

Share Repurchase Program

During 2013, the Company repurchased 45.8 million shares of CBS Corp. Class B Common Stock for $2.20 billion, at an average cost of $48.03 per share.  Since the inception of the share repurchase program in January 2011 through December 31, 2013, the Company has repurchased 123.5 million shares of its Class B Common Stock for $4.39 billion, at an average cost of $35.54 per share, leaving $5.43 billion of authorization remaining at December 31, 2013.

During the first six months of 2014, the Company spent $2.41 billion to repurchase 38.5 million shares of CBS Corp. Class B Common Stock, of which $1.5 billion was spent for an ASR transaction using proceeds from Outdoor Americas borrowings.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

On July 16, 2014, the Company completed an exchange offer through which it received 44.7 million shares of CBS Corp. Class B Common Stock in exchange for the 97.0 million shares of Outdoor Americas common stock that it owned.

Capital Structure

At December 31,	2013	2012
Commercial paper	$475	$—
Senior debt (1.95% - 8.875% due 2014-2042)	5,861	5,863
Obligations under capital leases	113	72
Total debt (a)	6,449	5,935
Less discontinued operations debt (b)	14	14
Total debt from continuing operations	6,435	5,921
Less commercial paper	475	—
Less current portion of long-term debt	20	18
Total long-term debt from continuing operations, net of current portion	$5,940	$5,903

(a) At December 31, 2013 and December 31, 2012, the senior debt balances included (i) a net unamortized discount of $13 million and $16 million, respectively, and (ii) an increase in the carrying value of the debt relating to previously settled fair value hedges of $18 million and $23 million, respectively.  The face value of the Company’s total debt was $6.44 billion at December 31, 2013 and $5.93 billion at December 31, 2012.

(b) Included in “Liabilities of discontinued operations” on the Consolidated Balance Sheets.

At December 31, 2013, the Company’s scheduled maturities of long-term debt at face value, excluding capital leases, were as follows:

						2019 and
	2014	2015	2016	2017	2018	Thereafter
Long-term debt	$99	$—	$200	$400	$300	$4,857

Outdoor Americas Indebtedness

In January 2014, prior to the IPO, Outdoor Americas borrowed $1.60 billion through an $800 million Term Loan and the issuance of $800 million of senior notes through a private placement. The senior notes are comprised of $400 million of 5.25% Senior Notes due 2022 and $400 million of 5.625% Senior Notes due 2024.  The Term Loan is due in 2021 and bears interest at a rate equal to 2.25% plus the greater of the London Interbank Offer Rate (“LIBOR”) or 0.75%.  The debt is guaranteed by Outdoor Americas and certain of its subsidiaries.

The Term Loan is part of a credit agreement which also includes a $425 million revolving credit facility (the ‘‘Outdoor Revolving Credit Facility’’) which expires in 2019. The Outdoor Revolving Credit Facility bears interest based on LIBOR plus a margin based on Outdoor Americas consolidated Net Secured Leverage Ratio. The Net Secured Leverage Ratio reflects the ratio of Outdoor Americas secured debt (less up to $150 million of unrestricted cash) to Outdoor Americas consolidated EBITDA (as defined in the credit agreement). The Outdoor Revolving Credit Facility requires Outdoor Americas to maintain a maximum Consolidated Net Secured Leverage Ratio of 3.50 to 1.00, which will be increased to 4.00 to 1.00 if Outdoor Americas elects to be taxed as a REIT. As of February 14, 2014, there were no borrowings outstanding under the Outdoor Revolving Credit Facility.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

The debt proceeds were primarily used by the Company to repurchase shares of CBS Corp. Class B Common Stock through a $1.5 billion ASR transaction.

Commercial Paper

At December 31, 2013, the Company had $475 million of commercial paper borrowings outstanding under its $2.0 billion commercial paper program.  Outstanding commercial paper borrowings have a weighted average interest rate of approximately 0.3% and maturities of less than thirty days.

Credit Facility

During 2013, the Company amended and restated its $2.0 billion revolving credit facility (the “Credit Facility”) which now expires in March 2018. The amended facility provides for lower borrowing rates and fees, as well as more favorable covenants.  The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the Credit Facility. Borrowing rates under the Credit Facility are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the U.S. or LIBOR plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments. The terms of the Credit Facility were not impacted by the split-off of Outdoor Americas.

The Credit Facility requires the Company to maintain a maximum Consolidated Leverage Ratio of 4.5x at the end of each quarter as further described in the Credit Facility. At December 31, 2013, the Company’s Consolidated Leverage Ratio was approximately 1.6x.

The Consolidated Leverage Ratio reflects the ratio of the Company’s indebtedness from continuing operations, adjusted to exclude certain capital lease obligations, at the end of a quarter, to the Company’s Consolidated EBITDA for the trailing four consecutive quarters.  Consolidated EBITDA is defined in the Credit Facility as operating income plus interest income and before depreciation, amortization and certain other noncash items.

The Credit Facility is used for general corporate purposes. At December 31, 2013, the Company had no borrowings outstanding under the Credit Facility and the remaining availability under the Credit Facility, net of outstanding letters of credit, was $1.99 billion.

Liquidity and Capital Resources

The Company continually projects anticipated cash requirements for its operating, investing and financing needs as well as cash flows generated from operating activities available to meet these needs.  The Company’s operating needs include, among other items, commitments for sports programming rights, television and film programming, talent contracts, operating leases, interest payments, and pension funding obligations. The Company’s investing and financing spending includes capital expenditures, share repurchases, dividends and principal payments on its outstanding indebtedness. The Company believes that its operating cash flows, cash and cash equivalents, borrowing capacity under its Credit Facility, which had $1.99 billion of remaining availability at December 31, 2013, and access to capital markets are sufficient to fund its operating, investing and financing requirements for the next twelve months.

The Company’s funding for short-term and long-term obligations will come primarily from cash flows from operating activities.  Any additional cash funding requirements are financed with short-term borrowings, including commercial paper, and long-term debt. To the extent that commercial paper is not available to the Company, the existing Credit Facility provides sufficient capacity to satisfy short-term borrowing needs.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2013, the Company had $475 million of commercial paper borrowings outstanding, which the Company expects to repay during the first quarter of 2014 using proceeds from its initiatives for Outdoor Americas and cash generated from operations.   Funding for the Company’s long-term debt obligations due over the next five years of $999 million is expected to come from the Company’s ability to refinance its debt and cash generated from operating activities.

During the first six months of 2014, the Company spent $2.41 billion to repurchase 38.5 million shares of CBS Corp. Class B Common Stock, of which $1.5 billion was spent for an ASR transaction using proceeds from Outdoor Americas borrowings. (See ‘‘Capital Structure’’).

On July 16, 2014, the Company completed an exchange offer through which it received 44.7 million shares of CBS Corp. Class B Common Stock in exchange for the 97.0 million shares of Outdoor Americas common stock that it owned.

Contractual Obligations

As of December 31, 2013 the Company’s significant contractual obligations and payments due by period were as follows:

	Payments Due by Period
					2019 and
	Total	2014	2015-2016	2017-2018	thereafter
Programming and talent commitments (a)	$14,480	$2,356	$3,507	$2,914	$5,703
Purchase obligations (b)	1,045	240	339	220	246
Operating leases (c)	1,117	161	269	219	468
Other long-term contractual obligations (d)	1,155	—	952	150	53
Long-term debt obligations (e)	5,856	99	200	700	4,857
Interest commitments on long-term debt (f)	4,339	345	667	631	2,696
Capital lease obligations (including interest) (g)	133	21	38	30	44
Total	$28,125	$3,222	$5,972	$4,864	$14,067

(a)       Programming and talent commitments of the Company primarily include $11.23 billion for sports programming rights, $2.47 billion relating to the production and licensing of television, radio, and film programming, and $773 million for talent contracts.

(b)       Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.

(c)        Consists of long-term noncancellable operating lease commitments for office space, equipment, transponders and studio facilities.

(d)      Long-term contractual obligations recorded on the Company’s Consolidated Balance Sheet including program liabilities, participations due to producers and residuals.

(e)       Long-term debt obligations are presented at face value, including discontinued operations debt and excluding capital leases.

(f)   Future interest based on scheduled debt maturities, excluding capital leases.

(g)  Includes capital leases for satellite transponders.

The table above excludes $139 million of reserves for uncertain tax positions and the related accrued interest and penalties, as the Company cannot reasonably predict the amount of and timing of cash payments relating to this obligation. The above table also excludes contractual obligations of Outdoor Americas, which is presented as a discontinued operation in the consolidated financial statements. These obligations are comprised of noncancellable operating lease commitments of $674 million and guaranteed minimum franchise payments of $331 million.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

In 2014, the Company expects to make contributions of approximately $50 million to its non-qualified pension plans to satisfy the benefit payments due under these plans. Also in 2014, the Company expects to contribute approximately $62 million to its other postretirement benefit plans to satisfy the Company’s portion of benefit payments due under these plans.

Guarantees

On September 30, 2013 the Company completed the sale of Outdoor Europe to an affiliate of Platinum Equity.  The Company continues to remain as guarantor of Outdoor Europe’s franchise payment obligations under certain transit franchise agreements.  Generally, the Company would be required to perform under the guarantees in the event of non-performance by the buyer.  These agreements have varying terms, with the majority of the obligations guaranteed under these agreements expiring by September 2016.  At December 31, 2013, the total franchise payment obligations under these agreements are estimated to be approximately $280 million, which will decrease on a monthly basis thereafter.  The estimated fair value of the guarantee liability of approximately $40 million is included in “Liabilities of discontinued operations” on the Consolidated Balance Sheet at December 31, 2013.

The Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. At December 31, 2013, the outstanding letters of credit and surety bonds approximated $321 million and were not recorded on the Consolidated Balance Sheet.

In the course of its business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not live up to its obligations under an indemnification obligation. The Company records a liability for its indemnification obligations and other contingent liabilities when probable under generally accepted accounting principles.

Critical Accounting Policies

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions.

The Company considers the following accounting policies to be the most critical as they are important to the Company’s financial condition and results of operations, and require significant judgment and estimates on the part of management in its application.  For a summary of the Company’s significant accounting policies see the accompanying notes to the consolidated financial statements.

Programming and Production Costs

Accounting for television and theatrical film production costs requires management’s judgment as it relates to total estimated revenues to be earned (“Ultimate Revenues”) and costs to be incurred throughout the life of each television program or theatrical film.  These estimates are used to determine the amortization of capitalized production costs, expensing of participation costs, and any necessary net realizable value adjustments to capitalized

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

production costs.  For each television program or theatrical film, management bases these estimates on the performance in the initial markets, the existence of future firm commitments to sell and the past performance of similar television programs or theatrical films.

The costs incurred in acquiring television series and feature film programming are capitalized when the program is accepted and available for airing and the costs of programming rights licensed under multi-year sports programming agreements are capitalized if the rights payments are made before the related economic benefit has been received.  These costs are expensed over the period in which an economic benefit is expected to be derived.  Management’s judgment is required in determining the timing of the expensing of these costs, which is dependent on the economic benefit expected to be generated from the program.

Ultimate revenue estimates for internally produced television programming and theatrical films, and the estimated economic benefit for acquired programming, which includes television series, feature films and sports, are updated regularly based on information available as the television program and theatrical film progresses through its life cycle or contractual term.  Overestimating Ultimate Revenues for internally produced programming or a failure to adjust for a downward revision in the estimated economic benefit to be generated from acquired programming could result in the understatement of the amortization of capitalized production or programming costs, future net realizable value adjustments and/or estimated accruals for participation expense.

Impairment of Goodwill and Intangible Assets

The Company tests goodwill and intangible assets with indefinite lives, primarily comprised of FCC licenses, for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test.

Goodwill—Goodwill is tested for impairment at the reporting unit level, which is one level below or the same as an operating segment. For 2013, in accordance with FASB guidance for goodwill impairment testing, the Company performed qualitative assessments for five reporting units which management estimates each have fair values that exceed their respective carrying values by 20% or more.  For each reporting unit, the Company weighed the relative impact of factors that are specific to the reporting unit as well as industry and macroeconomic factors. The reporting unit specific factors that were considered included financial performance and changes to the reporting units’ carrying amounts since the most recent impairment tests. For each industry in which the reporting units operate, the Company considered growth projections from independent sources and significant developments or transactions within the industry. The Company also determined that the impact of macroeconomic factors on the discount rates and growth rates used for the most recent impairment tests would not significantly affect the fair value of the reporting units.  Based on this qualitative assessment, considering the aggregation of these factors, the Company concluded that for these five reporting units, it is not more likely than not that the fair value of each reporting unit is less than its carrying amount and therefore performing the two-step impairment test was unnecessary.

The Company performed the first step of the goodwill impairment test for the remaining two reporting units. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. The estimated fair value of each reporting unit is computed based upon the present value of future cash flows (“Discounted Cash Flow Method”) and both the traded and transaction values of comparable businesses (“Market Comparable Method”). For 2013, the Discounted Cash Flow Method and Market Comparable Method resulted in substantially equal fair values. The Discounted Cash Flow Method adds the present value of the estimated annual cash flows over a discrete projection period to the residual value of the business at the end of the projection period. This technique requires the use of significant estimates and assumptions such as growth rates, operating margins, capital expenditures and discount rates. The estimated growth rates, operating margins and capital expenditures for the projection period are based on the Company’s

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

internal forecasts of future performance as well as historical trends.  The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections. The discount rates are determined based on the average of the weighted average cost of capital of comparable entities. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in the advertising market or a decrease in audience acceptance of programming, could result in changes to these assumptions and judgments. A downward revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values. The Company would then perform the second step of the goodwill impairment test to determine the amount of any non-cash impairment charge. Such a charge could have a material effect on the Company’s Consolidated Statement of Operations and Consolidated Balance Sheet.

Based on the 2013 annual impairment test, the Company concluded that the fair value of each of the two reporting units for which the Company performed the first step of the goodwill impairment test exceeded their respective carrying values. The carrying value of the following reporting unit, which had a goodwill balance of $1.86 billion at December 31, 2013, was within 10% of its estimated fair value:

Significant Assumptions
	Reporting Unit Fair	Perpetual
	Value in Excess of	Nominal	Discount
Reporting Unit	Carrying Value	Growth Rate	Rate
CBS Radio	3%	1.5%	8.0%

An increase to the discount rate of 20 basis points or a decrease to the perpetual nominal growth rate of 20 basis points, assuming no changes to other factors, would cause the fair value of the CBS Radio reporting unit to fall below its respective carrying value.

FCC Licenses—FCC licenses are tested for impairment at the geographic market level. The Company considers each geographic market, which is comprised of all of the Company’s radio or television stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use.

For its annual impairment test performed in the fourth quarter of 2013, the Company performed qualitative assessments for eight radio markets and ten television markets which management estimates each have an aggregate fair value of FCC licenses that exceed their respective carrying values by 20% or more.  For each market, the Company weighed the relative impact of market-specific and macroeconomic factors.  The market-specific factors considered include recent projections by geographic market from both independent and internal sources for advertising revenue and operating costs, as well as market share and capital expenditures. The Company also considered the macroeconomic impact on discount rates and growth rates. Based on this qualitative assessment, considering the aggregation of these factors, the Company concluded that it is not more likely than not that the aggregate fair values of the FCC licenses in each of these radio and television markets are less than their respective carrying values. Therefore, performing the quantitative impairment test was unnecessary.

For each of the remaining radio and television markets the Company performed a quantitative impairment test that compares the estimated fair value of the FCC licenses by geographic market with their respective carrying values.  The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (‘‘Greenfield Method’’), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up station’s operating costs and capital expenditures, and a three-year build-up period for the start-up station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. In order to estimate the revenues of a start-up station, the total market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the U.S. and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities in the broadcast industry.

The discount rates and perpetual nominal growth rates used for each television and radio station for 2013 were as follows:

	Discount	Perpetual Nominal
	Rate	Growth Rate
Television stations	8.0%	2.5%
Radio stations	8.0%	1.5%

The assumptions used in determining the fair values of the FCC licenses require management to make significant judgments.  Certain events and circumstances, including deterioration of market conditions, higher cost of capital or a decline in the local radio or television advertising markets, could result in changes to these assumptions and judgments.  The estimated fair values of the FCC licenses are highly dependent on the assumptions of future economic conditions in the individual geographic markets in which the Company owns and operates television and radio stations. Deterioration in the economic conditions or a change in population size of any individual geographic market could adversely impact advertisers’ ability or willingness to purchase advertising on the radio and television stations in that market. Advertising expenditures by companies in certain industries, including automotive, entertainment and retail, have historically represented a significant portion of the local radio and television advertising revenues in all geographic markets.  As a result, an other-than-temporary decrease in spending by advertisers in these categories or adverse economic conditions, particularly in larger markets such as New York, Los Angeles, Chicago and San Francisco, where the Company holds FCC licenses with substantial carrying values, could have a significant impact on the fair value of the FCC licenses.

Based on the 2013 annual impairment test, the Company concluded that the estimated fair value of the FCC licenses in each radio and television market for which the Company performed the quantitative assessment exceeded their respective carrying values and therefore no impairment charge was necessary. Two radio markets, which had an aggregate carrying value of FCC licenses of $114 million, were each within 5% of their respective estimated fair value, and eight radio markets, which had an aggregate carrying value of FCC licenses of $1.20 billion, were each within 10% of their respective estimated fair value.  In each of the remaining radio markets and in all of the television markets, the estimated fair value of FCC licenses was in excess of the respective carrying values by more than 10%.  A downward revision to the present value of future cash flows could result in impairment and a non-cash charge would be required.  Such a charge could have a material effect on the Company’s Consolidated Statement of Operations and Consolidated Balance Sheet.

Reserves and Legal Matters

Estimates of reserves and liabilities related to legal issues and discontinued businesses, including asbestos and environmental matters, require significant judgments by management.  The Company continually evaluates these

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

estimates based on changes in the relevant facts and circumstances and events that may impact estimates.  While management believes that the current reserves for matters related to predecessor operations of the Company, including environmental and asbestos, are adequate, there can be no assurance that circumstances will not change in future periods. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of new claims.

Pensions

Pension benefit obligations and net periodic pension costs are calculated using many actuarial assumptions. Two key assumptions used in accounting for pension liabilities and expenses are the discount rate and expected rate of return on plan assets. The discount rate is determined based on the yield on portfolios of high quality bonds, constructed to provide cash flows necessary to meet the Company’s pension plan’s expected future benefit payments, as determined for the projected benefit obligation. The expected return on plan assets assumption is derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets. As of December 31, 2013, the unrecognized actuarial losses decreased from the prior year end due primarily to an increase in the discount rate partially offset by changes in other actuarial assumptions. A decrease in the discount rate would increase the projected benefit obligation. A 25 basis point change in the discount rate will result in an estimated change to the projected benefit obligation of approximately $100 million and will not have a material impact on the 2014 pension expense. A decrease in the expected rate of return on plan assets would increase pension expense.  The estimated impact of a 25 basis point change in the expected rate of return on plan assets is a change of approximately $10 million in 2014 pension expense.

Income Taxes

The Company is subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes.  When recording the worldwide provision for income taxes, an estimated effective tax rate for the year is applied to interim operating results.  In the event there is a significant or unusual item recognized in the quarterly operating results, the tax attributable to that item is separately calculated and recorded in the same quarter. A number of years may elapse before a tax return containing tax matters for which a reserve has been established is audited and finally resolved. During 2013 and 2012, the Company recognized tax benefits of $17 million and $3 million, respectively, related to the net impact of the settlement of certain prior year tax audits.  For positions taken in a previously filed tax return or expected to be taken in a future tax return, the Company evaluates each position to determine whether it is more likely than not that the tax position will be sustained upon examination, based on the technical merits of the position.  A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize in the Consolidated Statement of Operations and the appropriate reserve to establish, if any.  If a tax position does not meet the more-likely-than-not recognition threshold a tax reserve is established and no benefit is recognized. The Company is continually audited by U.S. federal and state as well as foreign tax authorities.  While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserve for uncertain tax positions of $139 million at December 31, 2013 is properly recorded pursuant to the recognition and measurement provisions of FASB guidance for uncertainty in income taxes.

Legal Matters

E-books Matters.    A number of lawsuits described below have been pending against the following parties relating to the sale of e-books: Apple Inc., Hachette Book Group, Inc., HarperCollins Publishers, LLC,

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Holtzbrinck Publishers LLC d/b/a Macmillan, Penguin Group (USA) Inc. and the Company’s subsidiary, Simon & Schuster, Inc. (collectively, the “Publishing parties”).

On April 10, 2012, for purposes of settlement and without any admission of wrongdoing or liability, Simon & Schuster and two of the other Publishing parties entered into a settlement stipulation and proposed final judgment (the “Stipulation”) with the United States Department of Justice (the “DOJ”) in connection with the DOJ’s investigations of agency distribution of e-books. In furtherance of this settlement, on April 11, 2012, the DOJ filed an antitrust action in the United States District Court for the Southern District of New York against the Publishing parties and concurrently filed the Stipulation with the court. On September 7, 2012, the Stipulation was approved by the court and final judgment was entered. The Stipulation does not involve any monetary payments by Simon & Schuster, but will require the adoption of certain business practices for a 24 month period (the “24 Month Period”) and certain compliance practices for a five year period.  Following a ruling in favor of the DOJ and a judgment against Apple that was entered by the court on September 6, 2013, Apple filed an appeal, which will be heard by the United States Court of Appeals for the Second Circuit.  On October 4, 2013, Simon & Schuster filed an appeal with the court relating to an aspect of the Apple judgment involving the 24 Month Period.

On June 11, 2012, for purposes of settlement and without any admission of wrongdoing or liability, Simon & Schuster entered into a proposed settlement agreement to resolve the antitrust action filed by a number of states and the Commonwealth of Puerto Rico against several of the Publishing parties in the United States District Court for the Western District of Texas, which was transferred to the United States District Court for the Southern District of New York (“States”) on April 30, 2012. The proposed settlement provides that, certain Publishing parties, including Simon & Schuster, will pay agreed upon amounts for consumer restitution, among other things, and also requires the adoption of certain business and compliance practices, which are substantially similar to those described in the Stipulation with the DOJ. On September 14, 2012, the court granted preliminary approval of the proposed settlement, which all states (except Minnesota), the District of Columbia and the United States territories joined. On October 15, 2012, Simon & Schuster paid the agreed upon amounts into an escrow account pending final court approval. On February 8, 2013, the court approved the proposed settlement following a final settlement approval hearing that day.  On June 20, 2013, Simon & Schuster and certain other Publishing parties entered into a settlement agreement in the MDL litigation (as described below) covering claims of Minnesota residents (the “Minnesota Settlement”).  The Minnesota Settlement was approved by the court on December 6, 2013.  The Company believes that the settlements with the DOJ, the States and the Minnesota Settlement will not have a material adverse effect on its results of operations, financial position or cash flows.

On December 9, 2011, the United States Judicial Panel on Multidistrict Litigation (the “MDL”) issued an order consolidating in the United States District Court for the Southern District of New York various purported class action suits that private litigants had filed in federal courts in California and New York. On January 20, 2012, the plaintiffs filed a consolidated amended class action complaint with the court against the Publishing parties. These private litigant plaintiffs, who are e-book purchasers, allege that, among other things, the defendants are in violation of federal and/or state antitrust laws in connection with the sale of e-books pursuant to agency distribution arrangements between each of the publishers and e-book retailers. The consolidated amended class action complaint generally seeks multiple forms of damages for the purchase of e-books and injunctive and other relief. On March 2, 2012, the Publishing parties filed a motion to dismiss this action. On May 15, 2012, the court denied the motion to dismiss.  As noted above, on June 20, 2013, Simon & Schuster entered into the Minnesota Settlement, which was approved by the court on December 6, 2013.  Upon final approval of the Minnesota Settlement by the court, Simon & Schuster was dismissed with prejudice from the MDL litigation and only those individuals who elect to opt out of the States settlement or the Minnesota Settlement will have any potential claims against Simon & Schuster.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Similar antitrust suits have been filed against the Publishing parties by private litigants in Canada, purportedly as class actions, under Canadian law, commencing on February 24, 2012; and by an Australian e-book retailer in the United States Court for the Southern District of New York on September 16, 2013. Simon & Schuster intends to defend itself in these matters.

In addition, the European Commission (the “EC”) and Canadian Competition Bureau (the “CCB”) conducted separate competition investigations of agency distribution arrangements of e-books in this industry.  On December 12, 2012, following the close of a comment period, the EC entered into settlement agreements with Simon & Schuster and certain Publishing parties.  The CCB also entered into a settlement agreement with Simon & Schuster and certain Publishing parties, which was effective on February 7, 2014.  These settlements require the adoption of certain business and compliance practices similar to those described in the Stipulation with the DOJ.

Claims Related to Former Businesses: Asbestos.    The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred principally as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use, or by asbestos-containing grades of decorative micarta, a laminate used in commercial ships.

Claims are frequently filed and/or settled in groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2013, the Company had pending approximately 45,150 asbestos claims, as compared with approximately 45,900 as of December 31, 2012 and 50,090 as of December 31, 2011. During 2013, the Company received approximately 4,310 new claims and closed or moved to an inactive docket approximately 5,060 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement. Settlement costs depend on the seriousness of the injuries that form the basis of the claim, the quality of evidence supporting the claims and other factors. The Company’s total costs for the years 2013 and 2012 for settlement and defense of asbestos claims after insurance recoveries and net of tax benefits were approximately $29 million and $21 million, respectively. The Company’s costs for settlement and defense of asbestos claims may vary year to year and insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

Filings include claims for individuals suffering from mesothelioma, a rare cancer, the risk of which is allegedly increased by exposure to asbestos; lung cancer, a cancer which may be caused by various factors, one of which is alleged to be asbestos exposure; other cancers, and conditions that are substantially less serious, including claims brought on behalf of individuals who are asymptomatic as to an allegedly asbestos-related disease. The predominant number of claims against the Company are non-cancer claims. In a substantial number of the pending claims, the plaintiff has not yet identified the claimed injury. The Company believes that its reserves and insurance are adequate to cover its asbestos liabilities. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of new claims. While the number of asbestos claims filed against the Company has trended down during the past five to ten years and has remained flat in recent years, it is difficult to predict future asbestos liabilities, as events and circumstances may

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

occur including, among others, the number and types of claims and average cost to resolve such claims, which could affect the Company’s estimate of its asbestos liabilities.

Other.   The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to historical and predecessor operations of the Company. In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims (other than asbestos) arising from historical operations of the Company and its predecessors.

General.    On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively, “litigation”). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the above-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows. Under the Separation Agreement between the Company and Viacom Inc., the Company and Viacom Inc. have agreed to defend and indemnify the other in certain litigation in which the Company and/or Viacom Inc. is named.

Market Risk

The Company is exposed to market risk related to foreign currency exchange rates and interest rates.  The Company uses derivative financial instruments to modify its exposure to market risks from fluctuations in foreign currency exchange rates. In accordance with its policy, the Company does not use derivative instruments unless there is an underlying exposure and, therefore, the Company does not hold or enter into derivative financial instruments for speculative trading purposes.

Foreign Exchange Risk

The Company conducts business in various countries outside the U.S., resulting in exposure to movements in foreign exchange rates when translating from the foreign local currency to the U.S. dollar. In order to hedge anticipated cash flows, generally within the next twelve months, in currencies such as the British Pound, the Euro, the Canadian Dollar and the Australian Dollar, foreign currency forward contracts are used. Additionally, the Company designates forward contracts used to hedge projected future television and film production costs as cash flow hedges. Gains or losses on the effective portion of designated cash flow hedges are initially recorded in other comprehensive income and reclassified to the statement of operations when the hedged item is recognized. Additionally, the Company enters into non-designated forward contracts to hedge non-U.S. dollar denominated cash flows. The change in fair value of the non-designated contracts is included in “Other items, net” in the Consolidated Statements of Operations. The Company manages the use of foreign exchange derivatives centrally.

At December 31, 2013 and 2012, the notional amount of all foreign currency contracts was $136 million and $157 million, respectively, which represents hedges of expected foreign currency cash flows.

Interest Risk

The Company is subject to interest rate risk to the extent it has variable-rate debt outstanding. At December 31, 2013, the Company had $475 million of commercial paper borrowings outstanding at a weighted average interest rate of 0.3%.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition (Continued)

(Tabular dollars in millions, except per share amounts)

Credit Risk

The Company continually monitors its positions with, and credit quality of, the financial institutions that are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2013 or 2012, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

Related Parties

For a discussion of related parties, see Note 6 to the consolidated financial statements.

Recent Pronouncements and Adoption of New Accounting Standards

See Note 1 to the consolidated financial statements.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

The following Consolidated Financial Statements and schedule of the registrant and its subsidiaries are submitted herewith as part of this report:

		Reference
Item 15(a)(1) Financial Statements:		(Page/s)

1.	Management’s Report on Internal Control Over Financial Reporting	32

2.	Report of Independent Registered Public Accounting Firm	33

3.	Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	34

4.	Consolidated Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011	35

5.	Consolidated Balance Sheets at December 31, 2013 and 2012	36

6.	Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	37

7.	Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2013, 2012 and 2011	38

8.	Notes to Consolidated Financial Statements	39 - 87

Item 15(a)(2) Financial Statement Schedule:

	II. Valuation and Qualifying Accounts	88

All other Schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule.

Item 8. Financial Statements and Supplementary Data.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting and for the effectiveness of internal control over financial reporting, as such term is defined in Rule 13a-15(f) or Rule 15d-15(f) of the Exchange Act.  Our internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 based on the framework set forth in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2013.

The effectiveness of our internal control over financial reporting as of December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

CBS CORPORATION

By:	/s/ LESLIE MOONVES
Leslie Moonves
President
Chief Executive Officer

By:	/s/ JOSEPH R. IANNIELLO
Joseph R. Ianniello
Chief Operating Officer

By:	/s / LAWRENCE LIDING
Lawrence Liding
Senior Vice President, Controller
Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CBS Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity present fairly, in all material respects, the financial position of CBS Corporation and its subsidiaries at December 31, 2013 and 2012, and the results of  their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992)  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 14, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of Outdoor Americas  discussed  in Note 3, as to which the date is August 8, 2014.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues	$14,005	$12,820	$12,381
Expenses:
Operating	8,124	7,264	7,191
Selling, general and administrative	2,546	2,442	2,412
Restructuring charges (Note 4)	20	19	42
Impairment charges (Note 2)	—	11	—
Depreciation and amortization	290	306	313
Total expenses	10,980	10,042	9,958

Operating income	3,025	2,778	2,423
Interest expense	(375)	(401)	(433)
Interest income	8	5	5
Net loss on early extinguishment of debt (Note 8)	—	(32)	—
Other items, net	7	7	(12)
Earnings from continuing operations before income taxes and equity in loss of investee companies	2,665	2,357	1,983
Provision for income taxes	(878)	(812)	(681)
Equity in loss of investee companies, net of tax	(49)	(37)	(39)
Net earnings from continuing operations	1,738	1,508	1,263
Net earnings from discontinued operations, net of tax (Note 3)	141	66	42
Net earnings	$1,879	$1,574	$1,305

Basic net earnings per common share:
Net earnings from continuing operations	$2.86	$2.35	$1.90
Net earnings from discontinued operations	$.23	$.10	$.06
Net earnings	$3.09	$2.45	$1.97

Diluted net earnings per common share:
Net earnings from continuing operations	$2.79	$2.29	$1.85
Net earnings from discontinued operations	$.23	$.10	$.06
Net earnings	$3.01	$2.39	$1.92

Weighted average number of common shares outstanding:
Basic	608	642	664
Diluted	624	659	681

Dividends per common share	$.48	$.44	$.35

See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 31,
	2013	2012	2011
Net earnings	$1,879	$1,574	$1,305
Other comprehensive income (loss) from continuing operations, net of tax:
Cumulative translation adjustments	8	20	17
Net actuarial gain (loss) and prior service cost (Note 13)	207	(136)	(142)
Unrealized gain on securities	1	—	—
Other comprehensive income (loss) from continuing operations, net of tax	216	(116)	(125)
Other comprehensive loss from discontinued operations, before reclassifications	(14)	(14)	(28)
Reclassifications from accumulated other comprehensive loss from discontinued operations to net earnings	(178)	—	—
Total other comprehensive income (loss), net of tax	24	(130)	(153)
Total comprehensive income	$1,903	$1,444	$1,152

See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	At December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$368	$687
Receivables, less allowances of $60 (2013) and $62 (2012)	3,234	2,918
Programming and other inventory (Note 5)	772	858
Deferred income tax assets, net (Note 12)	152	239
Prepaid income taxes	—	28
Prepaid expenses	109	113
Other current assets	384	305
Current assets of discontinued operations (Note 3)	351	572
Total current assets	5,370	5,720
Property and equipment:
Land	243	242
Buildings	698	672
Capital leases	165	193
Equipment and other	1,991	1,968
	3,097	3,075
Less accumulated depreciation and amortization	1,624	1,621
Net property and equipment	1,473	1,454
Programming and other inventory (Note 5)	1,697	1,582
Goodwill (Note 2)	6,696	6,690
Intangible assets (Note 2)	6,064	6,092
Other assets (Note 1)	1,963	1,507
Assets of discontinued operations (Note 3)	3,124	3,421
Total Assets	$26,387	$26,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$286	$307
Accrued expenses	595	562
Accrued compensation	376	359
Participants’ share and royalties payable	1,008	953
Program rights	398	455
Deferred revenues	269	183
Income taxes payable	54	—
Commercial paper (Note 8)	475	—
Current portion of long-term debt (Note 8)	20	18
Other current liabilities	472	614
Current liabilities of discontinued operations (Note 3)	254	490
Total current liabilities	4,207	3,941
Long-term debt (Note 8)	5,940	5,903
Participants’ share and royalties payable	1,122	965
Pension and postretirement benefit obligations (Note 13)	1,327	1,847
Deferred income tax liabilities, net (Note 12)	1,314	958
Other liabilities	2,034	2,107
Liabilities of discontinued operations (Note 3)	477	532

Commitments and contingencies (Note 14)

Stockholders’ Equity:
Class A Common Stock, par value $.001 per share; 375 shares authorized; 39 (2013) and 43 (2012) shares issued	—	—
Class B Common Stock, par value $.001 per share; 5,000 shares authorized; 801 (2013) and 785 (2012) shares issued	1	1
Additional paid-in capital	43,474	43,424
Accumulated deficit	(24,890)	(26,769)
Accumulated other comprehensive loss (Note 1)	(545)	(569)
	18,040	16,087
Less treasury stock, at cost; 244 (2013) and 198 (2012) Class B Shares	8,074	5,874
Total Stockholders’ Equity	9,966	10,213
Total Liabilities and Stockholders’ Equity	$26,387	$26,466

See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2013	2012	2011
Operating Activities:
Net earnings	$1,879	$1,574	$1,305
Less: Net earnings from discontinued operations	141	66	42
Net earnings from continuing operations	1,738	1,508	1,263
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation and amortization	290	306	313
Impairment charges	—	11	—
Deferred tax provision	433	453	422
Stock-based compensation	222	147	134
Redemption of debt	—	(28)	—
Net (gain) loss on disposition and write-down of assets	(3)	(2)	10
Equity in loss of investee companies, net of tax and distributions	57	48	46
Amortization of deferred financing costs	10	12	13
Change in assets and liabilities, net of investing and financing activities
Increase in receivables	(777)	(237)	(29)
Decrease (increase) in inventory and related program and participation liabilities, net	48	(414)	(159)
(Increase) decrease in other assets	(19)	28	45
Decrease in accounts payable and accrued expenses	(135)	(25)	(102)
Decrease in pension and postretirement benefit obligations	(188)	(190)	(380)
Increase (decrease) in income taxes	9	(75)	(49)
Increase (decrease) in deferred revenue	90	(29)	(77)
Other, net	4	(8)	6
Net cash flow provided by operating activities from continuing operations	1,779	1,505	1,456
Net cash flow provided by operating activities from discontinued operations	94	310	293
Net cash flow provided by operating activities	1,873	1,815	1,749

Investing Activities:
Acquisitions, net of cash acquired	(20)	(146)	(67)
Capital expenditures	(212)	(200)	(199)
Investments in and advances to investee companies	(176)	(91)	(79)
Proceeds from sale of investments	30	13	12
Proceeds from dispositions	164	49	17
Net cash flow used for investing activities from continuing operations	(214)	(375)	(316)
Net cash flow used for investing activities from discontinued operations	(58)	(76)	(73)
Net cash flow used for investing activities	(272)	(451)	(389)

Financing Activities:
Proceeds from short-term debt borrowings, net	475	—	—
Proceeds from issuance of notes	—	1,566	—
Repayment of notes and debentures	—	(1,583)	—
Payment of capital lease obligations	(17)	(19)	(19)
Payment of contingent consideration	(30)	(33)	—
Dividends	(300)	(276)	(206)
Purchase of Company common stock	(2,185)	(1,137)	(1,012)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(145)	(105)	(82)
Proceeds from exercise of stock options	146	168	72
Excess tax benefit from stock-based compensation	148	103	72
Other financing activities	(4)	—	(5)
Net cash flow used for financing activities	(1,912)	(1,316)	(1,180)
Net (decrease) increase in cash and cash equivalents	(311)	48	180
Cash and cash equivalents at beginning of year (includes $21 (2013), $38 (2012) and $19 (2011) of discontinued operations cash)	708	660	480
Cash and cash equivalents at end of year (includes $29 (2013), $21 (2012) and $38 (2011) of discontinued operations cash)	$397	$708	$660

See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Year Ended December 31,
	2013		2012		2011
	Shares	Amount	Shares	Amount	Shares	Amount
Class A Common Stock:
Balance, beginning of year	43	$—	44	$—	44	$—
Conversion of A shares into B shares	(4)	—	(1)	—	—	—
Balance, end of year	39	—	43	—	44	—
Class B Common Stock:
Balance, beginning of year	785	1	769	1	757	1
Conversion of A shares into B shares	4	—	1	—	—	—
Issuance of stock for RSU vests	7	—	8	—	9	—
Exercise of stock options	8	—	10	—	7	—
Retirement of Treasury Stock	(3)	—	(3)	—	(4)	—
Balance, end of year	801	1	785	1	769	1
Additional Paid-In Capital:
Balance, beginning of year		43,424		43,395		43,443
Stock-based compensation		187		147		135
Tax benefits related to employee stock-based transactions		159		104		64
Exercise of stock options		144		170		72
Retirement of Treasury Stock		(145)		(105)		(82)
Dividends		(295)		(287)		(237)
Balance, end of year		43,474		43,424		43,395
Accumulated Deficit:
Balance, beginning of year		(26,769)		(28,343)		(29,648)
Net earnings		1,879		1,574		1,305
Balance, end of year		(24,890)		(26,769)		(28,343)
Accumulated Other Comprehensive Loss:
Balance, beginning of year		(569)		(439)		(286)
Other comprehensive income (loss)		24		(130)		(153)
Balance, end of year		(545)		(569)		(439)
Treasury Stock, at cost:
Balance, beginning of year	198	(5,874)	162	(4,706)	120	(3,689)
Class B Common Stock purchased	46	(2,201)	36	(1,170)	42	(1,019)
Shares paid for tax withholding for stock-based compensation	3	(145)	3	(105)	4	(82)
Issuance of stock for deferred compensation	—	1	—	2	—	2
Retirement of Treasury Stock	(3)	145	(3)	105	(4)	82
Balance, end of year	244	(8,074)	198	(5,874)	162	(4,706)
Total Stockholders’ Equity		$9,966		$10,213		$9,908

See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in millions, except per share amounts)

1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—CBS Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company” or “CBS Corp.”) is comprised of the following segments: Entertainment (CBS Television, comprised of the CBS Television Network, CBS Television Studios, CBS Global Distribution Group; CBS Films; and CBS Interactive), Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks), Publishing (Simon & Schuster) and Local Broadcasting (CBS Television Stations and CBS Radio).  On April 2, 2014, CBS Outdoor Americas Inc. (“Outdoor Americas”), which had been a subsidiary of the Company, completed an initial public offering (“IPO”) through which it sold 23.0 million shares, or 19%, of its common stock. On July 16, 2014, the Company completed the disposition of its 81% ownership of Outdoor Americas common stock through a tax-free split-off. As a result, in the second quarter of 2014, Outdoor Americas was presented as a discontinued operation in the Company’s consolidated financial statements.  All prior periods have been recast to conform to this presentation.  In addition, on September 30, 2013, the Company completed the sale of its outdoor advertising business in Europe, which included an interest in an outdoor business in Asia (“Outdoor Europe”). Outdoor Europe has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

Principles of Consolidation—The consolidated financial statements include the accounts of CBS Corp. and all of its subsidiaries in which a controlling interest is maintained.  Controlling interest is determined by majority ownership interest and the absence of substantive third party participating rights.  Investments over which the Company has a significant influence or ownership of more than 20% but less than or equal to 50%, without a controlling interest, are accounted for under the equity method.  Investments of 20% or less, over which the Company has no significant influence, are accounted for under the cost method if the fair value is not readily determinable and are accounted for as available for sale securities if the fair value is readily determinable.  All significant intercompany transactions have been eliminated.

Reclassifications—Certain amounts reported for prior years have been reclassified to conform to the current year’s presentation.

Use of Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase) highly liquid investments, including money market funds, commercial paper and bank time deposits.

Programming Inventory—The Company acquires rights to programming and produces programming to exhibit on its broadcast and cable networks, broadcast television and radio stations, and in theaters.  The costs incurred in acquiring and producing programs and theatrical films are capitalized and amortized over the license period or projected useful life of the programming.  Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

Television and theatrical film production costs (which include direct production costs, production overhead and acquisition costs) are stated at the lower of amortized cost or net realizable value. The Company then estimates total revenues to be earned and costs to be incurred throughout the life of each television program or theatrical

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

film.  For television programming, estimates for remaining total lifetime revenues are limited to the amount of revenue contracted for each episode in the initial market.  Accordingly, television programming costs and participation costs incurred in excess of the amount of revenue contracted for each episode in the initial market are expensed as incurred on an episode by episode basis.  Estimates for all secondary market revenues such as domestic and foreign syndication, basic cable, digital streaming, home entertainment and merchandising are included in the estimated lifetime revenues of such television programming once it can be demonstrated that a program can be successfully licensed in such secondary market.  Television programming costs incurred subsequent to the establishment of the secondary market are initially capitalized and amortized, and estimated liabilities for participations are accrued, based on the proportion that current period revenues bear to the estimated remaining total lifetime revenues.

The costs incurred in acquiring television series and feature film programming are capitalized when the program is accepted and available for airing.  These costs are amortized over the period in which an economic benefit is expected to be derived based on the timing of the Company’s usage of and benefit from such programming.  The costs of programming rights licensed under multi-year sports programming agreements are capitalized if the rights payments are made before the related economic benefit has been received.  These costs are expensed over the period in which an economic benefit is expected to be derived based on the relative value of the events broadcast by the Company during a period.  The relative value for an event is determined based on the revenues generated for that event in relation to the estimated total revenues over the remaining term of the sports programming agreement.  For the Company’s multi-year sports programming agreements where the rights payments for a season approximate the relative value of the events broadcast by the Company during that season, those rights payments are expensed during such season.

Lifetime revenue estimates for internally produced television programming and theatrical films, and the estimated economic benefit for the acquired programming, including revenue projections for multi-year sports programming, are periodically reviewed and adjustments, if any, will result in changes to amortization rates, future net realizable value adjustments and/or estimated accruals for participation expense.

Property and Equipment—Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives as follows:

Buildings	20 to 40 years
Leasehold Improvements	Shorter of lease term or useful life
Equipment and other (including capital leases)	3 to 20 years

Depreciation expense, including capitalized lease amortization, was $251 million (2013), $261 million (2012) and $263 million (2011).  Amortization expense related to capital leases was $17 million (2013) and $19 million (2012 and 2011).  Accumulated amortization of capital leases was $62 million at December 31, 2013 and $130 million at December 31, 2012.

Impairment of Long-Lived Assets—The Company assesses long-lived assets and intangible assets, other than goodwill and intangible assets with indefinite lives, for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by these assets to their net carrying value.  The amount of impairment loss, if any, will generally be measured by the difference between the net book value and the estimated fair value of the asset.

Impairment of Investments—Investments are reviewed for impairment on a quarterly basis by comparing their fair value to their respective carrying amounts.  The Company determines the fair value of its public company investments by reference to their publicly traded stock price.  With respect to private company investments, the

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Company makes its estimate of fair value by considering recent investee equity transactions, discounted cash flow analyses, recent operating results, estimates based on comparable public company operating cash flow multiples and, in certain situations, balance sheet liquidation values.  If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline has occurred.  These factors include the length of the time and the extent to which the estimated fair value or market value has been below the carrying value, the financial condition and the near-term prospects of the investee, the intent and ability of the Company to retain its investment in the investee for a period of time sufficient to allow for any anticipated recovery in market value, and other factors influencing the fair market value, such as general market conditions.

Goodwill and Intangible Assets—Goodwill is allocated to various reporting units, which are generally one level below the Company’s operating segments.  Intangible assets with finite lives, which primarily consist of trade names, are generally amortized by the straight-line method over their estimated useful lives, which range from 4 to 40 years.  Goodwill and other intangible assets with indefinite lives, which consist of FCC licenses, are not amortized but are tested for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount.  If the carrying value of goodwill or the intangible asset exceeds its fair value, an impairment loss is recognized as a noncash charge.

Other Assets—Other assets include noncurrent receivables of $1.56 billion at December 31, 2013 and $1.10 billion at December 31, 2012.

Other Liabilities—Other liabilities consist primarily of the noncurrent portion of residual liabilities of previously disposed businesses, program rights obligations, deferred compensation and other employee benefit accruals.

Discontinued Operations—The consolidated financial statements present Outdoor Americas and Outdoor Europe as discontinued operations (See Note 3). In addition, certain businesses that were previously disposed of by the Company prior to January 1, 2002, were accounted for as discontinued operations in accordance with accounting rules in effect prior to 2002.  Assets and liabilities in discontinued operations related to these previously disposed businesses primarily include aircraft leases that were liquidated during 2013.

Revenue Recognition—Advertising revenues, net of agency commissions, are recognized in the period during which advertising spots are aired or displayed.  If there is a guarantee to deliver a targeted audience rating, revenues are recognized for the actual audience rating delivered, based on the ratings data published by independent audience ratings measurement companies.  Revenues are deferred for any shortfall in the audience rating with respect to an advertising spot until such time as the required audience rating is delivered.

Revenues from the licensing of television programming are recognized in the period that the television series is made available to the licensee, which may cause fluctuations in operating results.  Television series initially produced for networks and first-run syndication are generally licensed to domestic and international markets concurrently.  The more successful network series are later licensed to television stations, cable networks, certain additional international markets and for digital streaming.  The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production.

Affiliate and subscription fees for cable and broadcast networks, television stations and online content are recognized in the period the service is provided.  Costs for advertising and marketing services provided to the Company by cable, satellite and other distributors are recorded in selling, general and administrative expenses.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Publishing revenues are recognized when merchandise is shipped or electronically delivered to the consumer.  The Company records a provision for sales returns and allowances at the time of sale based upon historical trends which allow for a percentage of revenue recognized.

Deferred revenues primarily consist of revenues related to advertising arrangements and the licensing of television programming for which the revenues have not yet been earned.  The amounts classified as current are expected to be earned within the next twelve months.

Sales of Multiple Products or Services—Revenues derived from a single sales contract that contains multiple products and services are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Collaborative Arrangements—Collaborative arrangements primarily consist of joint efforts with third parties to produce and distribute programming such as television series and live sporting events, including the 14-year agreement between the Company and Turner Broadcasting System, Inc. to telecast the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”), which began in 2011.  In connection with this agreement for the NCAA Tournament, advertisements aired on CBS Television Network are recorded as revenues and the Company’s share of the program rights fees and other operating costs are recorded as operating expenses.

For episodic television programming, co-production costs are initially capitalized as programming inventory and amortized over the television series’ estimated economic life.  In such arrangements where the Company has distribution rights, all proceeds generated from such distribution are recorded as revenues and any participation profits due to third party collaborators are recorded as operating expenses.  In co-production arrangements where third party collaborators have distribution rights, the Company’s net participating profits are recorded as revenues.

Amounts attributable to transactions arising from collaborative arrangements between participants were not material to the Company’s consolidated financial statements for all periods presented.

Advertising—Advertising costs are expensed as incurred. The Company incurred total advertising expenses of $449 million (2013), $419 million (2012) and $399 million (2011).

Interest—Costs associated with the refinancing or issuance of debt, as well as debt discounts or premiums, are recorded as interest over the term of its related debt.  The Company may enter into interest rate exchange agreements; the amount to be paid or received under such agreements is accrued and recognized over the life of the agreements as an adjustment to interest expense.

Income Taxes—The provision for income taxes includes federal, state, local, and foreign taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. The Company evaluates the realizability of deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.  For tax positions taken in a previously filed tax return or expected to be taken in a future tax return, the Company evaluates each position to determine whether it is more likely than not that the tax position will be sustained upon examination, based on the technical merits of the position.  A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize in the Consolidated Statement of Operations and the appropriate reserve to establish, if any.  If a tax position does not meet the more-likely-than-not recognition threshold a tax reserve is established and no benefit is recognized.  A

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

number of years may elapse before a tax return containing tax matters for which a reserve has been established is audited and finally resolved.

Foreign Currency Translation and Transactions—The Company’s assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the balance sheet date, while results of operations are translated at average foreign exchange rates for the respective periods.  The resulting translation gains or losses are included as a separate component of stockholders’ equity in accumulated other comprehensive income (loss).  Foreign currency transaction gains and losses have been included in “Other items, net” in the Consolidated Statements of Operations.

Provision for Doubtful Accounts—The provision for doubtful accounts is estimated based on historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers.  The provision for doubtful accounts charged to expense was $14 million (2013 and 2012) and $15 million (2011).

Net Earnings (Loss) per Common Share—Basic earnings (loss) per share (“EPS”) is based upon net earnings (loss) divided by the weighted average number of common shares outstanding during the period.  Diluted EPS reflects the effect of the assumed exercise of stock options and vesting of restricted stock units (“RSUs”) and market-based performance share units (“PSUs”) only in the periods in which such effect would have been dilutive.  For the years ended December 31, 2013, 2012 and 2011, stock options to purchase 2 million, 4 million and 21 million shares of Class B Common Stock, respectively, were outstanding but excluded from the calculation of diluted EPS because their inclusion would have been anti-dilutive.

The table below presents a reconciliation of weighted average shares used in the calculation of basic and diluted EPS.

Year Ended December 31,	2013	2012	2011
(in millions)
Weighted average shares for basic EPS	608	642	664
Dilutive effect of shares issuable under stock-based compensation plans	16	17	17
Weighted average shares for diluted EPS	624	659	681

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Accumulated Other Comprehensive Income —The following table presents the changes in the components of accumulated other comprehensive income (loss).

	Continuing Operations				Discontinued Operations
		Net Actuarial					Accumulated
	Cumulative	Gain (Loss)		Unrealized	Other		Other
	Translation	and Prior		Gain on	Comprehensive		Comprehensive
	Adjustments	Service Cost		Securities	Income (Loss) (b)		Income (Loss)
At December 31, 2010	$197	$(658)		$2	$173		$(286)
Other comprehensive income (loss)	17	(142)		—	(28)		(153)
At December 31, 2011	214	(800)		2	145		(439)
Other comprehensive income (loss)	20	(136)		—	(14)		(130)
At December 31, 2012	234	(936)		2	131		(569)
Other comprehensive income (loss) before reclassifications	8	163		1	(14)		158
Reclassifications to net earnings	—	44	(a)	—	(178)	(c)	(134)
Other comprehensive income (loss)	8	207		1	(192)		24
At December 31, 2013	$242	$(729)		$3	$(61)		$(545)

(a)           See Note 13 for details of items reclassified from accumulated other comprehensive income (loss) to net earnings.

(b)          Primarily reflects cumulative translation adjustments.

(c)           Reclassified from accumulated other comprehensive income (loss) to net earnings (loss) from discontinued operations in connection with the disposal of Outdoor Europe (See Note 3).

The net actuarial gain (loss) and prior service cost related to pension and other postretirement benefit plans included in other comprehensive income (loss) is net of a tax (provision) benefit for the years ended December 31, 2013, 2012 and 2011 of $(132) million, $80 million and $74 million, respectively, and other comprehensive loss from discontinued operations is net of a tax (provision) benefit of $(3) million, $1 million and $4 million for the years ended December 31, 2013, 2012 and 2011, respectively. The tax provision related to the unrealized gain on securities is minimal for all periods presented.

Stock-based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award.

The following table summarizes the Company’s stock-based compensation expense for the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
RSUs and PSUs	$129	$105	$94
Stock options and equivalents	93	42	40
Stock-based compensation expense, before income taxes	222	147	134
Related tax benefit	(86)	(57)	(52)
Stock-based compensation expense, net of tax benefit	$136	$90	$82

Stock-based compensation included in net earnings (loss) from discontinued operations was $15 million, $7 million and $6 million for 2013, 2012 and 2011, respectively.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Adoption of New Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

During the first quarter of 2013, the Company adopted the Financial Accounting Standards Board’s (“FASB”) guidance which requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income.

Recent Pronouncements

Presentation of Reserves for Uncertain Tax Positions when a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

In July 2013, the FASB issued guidance on the presentation of the reserve for uncertain tax positions when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance requires the reserve for uncertain tax positions to be presented in the financial statements as a reduction to the deferred tax asset for a tax loss or other tax carryforward that would be applied in the settlement of the uncertain tax position. This guidance is effective for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted, and should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is also permitted. The adoption of this guidance will not have a material effect on the Company’s consolidated financial statements.

Obligations Resulting from Joint and Several Liability Arrangements

In February 2013, the FASB issued guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Under this guidance, the Company is required to measure its obligations under such arrangements as the sum of the amount it agreed to pay in the arrangement among its co-obligors and any additional amount the Company expects to pay on behalf of its co-obligors. The Company is also required to disclose the nature and amount of the obligation. The adoption of this guidance will not have a material effect on the Company’s consolidated financial statements, which is effective for reporting periods beginning after December 15, 2013.

2) GOODWILL AND OTHER INTANGIBLE ASSETS

The Company performs an annual fair value-based impairment test of goodwill and intangible assets with indefinite lives, primarily comprised of FCC licenses, during the fourth quarter and also between annual tests if an event occurs or if circumstances change that would more likely than not reduce the fair value of a reporting unit or an indefinite-lived intangible asset below its carrying value. Goodwill is tested for impairment at the reporting unit level, which is one level below or the same as an operating segment. FCC licenses are tested for impairment at the geographic market level. The Company considers each geographic market, which is comprised of all of the Company’s radio or television stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use.

For 2013, in accordance with amended FASB guidance for goodwill and intangibles impairment testing, the Company performed qualitative assessments for five reporting units, eight radio markets, and ten television markets which management estimates each have fair values that exceed their respective carrying values by 20% or more. For each reporting unit, the Company weighed the relative impact of factors that are specific to the reporting unit as well as industry and macroeconomic factors. For each radio and television market, the Company weighed the relative impact of market-specific and macroeconomic factors. Based on the qualitative

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

assessments, considering the aggregation of the relevant factors, the Company concluded that it is not more likely than not that the fair values of these reporting units and the fair value of FCC licenses within each market are less than their respective carrying amounts. Therefore, performing the quantitative impairment test was unnecessary.

For 2013, the Company performed the two-step quantitative goodwill impairment test for the remaining two reporting units, CBS Interactive and CBS Radio. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. If the carrying value exceeds the fair value, the second step of the test compares the implied fair value of a reporting unit’s goodwill with the carrying value of its goodwill to determine the amount of impairment charge, if any. The estimated fair value of each reporting unit for which step one of the impairment test is performed is computed based upon the present value of future cash flows (“Discounted Cash Flow Method”) and both the traded and transaction values of comparable businesses (“Market Comparable Method”). The Discounted Cash Flow Method and Market Comparable Method resulted in substantially equal fair values. The Discounted Cash Flow Method includes the Company’s assumptions for growth rates, operating margins and capital expenditures for the projection period plus the residual value of the business at the end of the projection period.  The estimated growth rates, operating margins and capital expenditures for the projection period are based on the Company’s internal forecasts of future performance as well as historical trends.  The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections, and for 2013 was 3.0% for CBS Interactive and 1.5% for CBS Radio.  The discount rates, which for 2013 were 9.5% for CBS Interactive and 8.0% for CBS Radio, are determined based on the average of the weighted average cost of capital of comparable entities.

Based on the 2013 annual impairment test, for each of the two reporting units for which the Company performed the first step of the impairment test, the estimated fair values exceeded the respective carrying values and therefore the second step of the impairment test was unnecessary.

For each of the remaining eighteen radio and four television markets, the Company performed the quantitative impairment test that compares the estimated fair value of the FCC licenses by geographic market with their respective carrying values.  The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (‘‘Greenfield Method’’), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up station’s operating costs and capital expenditures, and a three-year build-up period for the start-up station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. In order to estimate the revenues of a start-up station, the total market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the U.S. and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities in the broadcast industry.  For each television station and radio station, the discount rate used for 2013 was 8.0% and the perpetual nominal growth rates used were 2.5% and 1.5%, respectively.

For its 2013 annual impairment test the Company concluded that the estimated fair values of the indefinite-lived intangible assets for which it performed a quantitative assessment exceeded the respective carrying values and therefore no impairment charge was required.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

During 2012, in connection with the sale of its five owned radio stations in West Palm Beach, the Company recorded a pre-tax noncash impairment charge of $11 million to reduce the carrying value of the allocated goodwill.

For the years ended December 31, 2013 and 2012, the changes in the book value of goodwill by segment were as follows:

	Balance at				Balance at
	December 31, 2012	Acquisitions	Dispositions	Other (a)	December 31, 2013

Entertainment:
Goodwill	$9,460	$7	$—	$—	$9,467
Accumulated impairment losses	(6,294)	—	—	—	(6,294)
Goodwill, net of impairment	3,166	7	—	—	3,173

Cable Networks:
Goodwill	480	—	—	—	480
Accumulated impairment losses	—	—	—	—	—
Goodwill, net of impairment	480	—	—	—	480

Publishing:
Goodwill	407	—	—	(1)	406
Accumulated impairment losses	—	—	—	—	—
Goodwill, net of impairment	407	—	—	(1)	406

Local Broadcasting:
Goodwill	23,209	—	—	—	23,209
Accumulated impairment losses	(20,572)	—	—	—	(20,572)
Goodwill, net of impairment	2,637	—	—	—	2,637

Total:
Goodwill	33,556	7	—	(1)	33,562
Accumulated impairment losses	(26,866)	—	—	—	(26,866)
Goodwill, net of impairment	$6,690	$7	$—	$(1)	$6,696

(a)           Primarily includes foreign currency translation adjustments.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Balance at				Balance at
	December 31, 2011	Acquisitions	Dispositions	Impairment	December 31, 2012

Entertainment:
Goodwill	$9,456	$4	$—	$—	$9,460
Accumulated impairment losses	(6,294)	—	—	—	(6,294)
Goodwill, net of impairment	3,162	4	—	—	3,166

Cable Networks:
Goodwill	480	—	—	—	480
Accumulated impairment losses	—	—	—	—	—
Goodwill, net of impairment	480	—	—	—	480

Publishing:
Goodwill	407	—	—	—	407
Accumulated impairment losses	—	—	—	—	—
Goodwill, net of impairment	407	—	—	—	407

Local Broadcasting:
Goodwill	23,466	6	(263)	—	23,209
Accumulated impairment losses	(20,816)	—	255	(11)	(20,572)
Goodwill, net of impairment	2,650	6	(8)	(11)	2,637

Total:
Goodwill	33,809	10	(263)	—	33,556
Accumulated impairment losses	(27,110)	—	255	(11)	(26,866)
Goodwill, net of impairment	$6,699	$10	$(8)	$(11)	$6,690

The Company’s intangible assets were as follows:

		Accumulated
At December 31, 2013	Gross	Amortization	Net
Intangible assets subject to amortization:
Trade names	$222	$(42)	$180
Other intangible assets	211	(159)	52
Total intangible assets subject to amortization	433	(201)	232
FCC licenses	5,832	—	5,832
Total intangible assets	$6,265	$(201)	$6,064

		Accumulated
At December 31, 2012	Gross	Amortization	Net
Intangible assets subject to amortization:
Trade names	$213	$(28)	$185
Other intangible assets	229	(154)	75
Total intangible assets subject to amortization	442	(182)	260
FCC licenses	5,832	—	5,832
Total intangible assets	$6,274	$(182)	$6,092

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Amortization expense was $39 million (2013), $45 million (2012) and $50 million (2011). The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the years, 2014 through 2018, to be as follows:

	2014	2015	2016	2017	2018
Amortization expense	$31	$23	$18	$14	$13

3) DISCONTINUED OPERATIONS

On April 2, 2014, Outdoor Americas completed an IPO through which it sold 23.0 million shares, or approximately 19%, of its common stock for $28.00 per share. Proceeds from the IPO aggregated $615 million, net of underwriting discounts and commissions. Upon completion of the IPO, the Company owned 97.0 million shares, or approximately 81%, of Outdoor Americas.

On July 16, 2014, the Company completed the disposition of its 81% ownership of Outdoor Americas common stock through a tax-free split-off. In connection with this transaction, the Company accepted 44.7 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 97.0 million shares of Outdoor Americas common stock that it owned. As a result, in the second quarter of 2014, Outdoor Americas was presented as a discontinued operation in the Company’s consolidated financial statements. Accordingly, amounts reported for all prior periods within the Company’s consolidated financial statements and accompanying notes herein have been recast to conform to this presentation.

On September 30, 2013 the Company completed the sale of Outdoor Europe for $225 million. Outdoor Europe has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented. Included in the loss from discontinued operations of $12 million for 2013 is an after-tax charge of $110 million related to the sale of Outdoor Europe. This charge was associated with exiting an unprofitable contractual arrangement and the estimated fair value of guarantees, which historically have been intercompany but upon the closing of the transaction became third-party guarantees (See Note 14).

The following table sets forth details of the net earnings from discontinued operations for the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
Revenues from discontinued operations	$1,695	$1,873	$1,885
Earnings (loss) from discontinued operations	$(12)	$128	$125
Income tax provision	—	(62)	(83)
Earnings (loss) from discontinued operations, net of tax	(12)	66	42
Gain on disposal	159	—	—
Income tax provision	(6)	—	—
Gain on disposal, net of tax	153	—	—
Net earnings from discontinued operations, net of tax	$141	$66	$42

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table presents the major classes of assets and liabilities of the Company’s discontinued operations at December 31, 2013 and 2012.

At December 31,	2013	2012
Current assets	$351	$572
Goodwill	1,866	1,926
Intangible assets	366	428
Net property and equipment	763	919
Other assets	129	148
Total Assets	$3,475	$3,993
Current liabilities	$254	$490
Other liabilities	477	532
Total Liabilities	$731	$1,022

Other liabilities of discontinued operations of $477 million and $532 million at December 31, 2013 and 2012, respectively, primarily include deferred tax liabilities related to Outdoor Americas and tax reserves related to previously disposed businesses. Also included in other liabilities of discontinued operations at December 31, 2013 is the estimated fair value of guarantee liabilities of approximately $40 million associated with the disposition of Outdoor Europe.

Outdoor Americas Indebtedness

In January 2014, prior to the IPO, Outdoor Americas borrowed $1.60 billion through an $800 million senior secured term loan credit facility (“Term Loan”) and the issuance of $800 million of senior notes through a private placement. The senior notes are comprised of $400 million of 5.25% senior notes due 2022 and $400 million of 5.625% senior notes due 2024.  The Term Loan is due in 2021 and bears interest at a rate equal to 2.25% plus the greater of LIBOR or 0.75%.  The debt is guaranteed by Outdoor Americas and certain of its subsidiaries.

The debt proceeds were primarily used by the Company to repurchase shares of CBS Corp. Class B Common Stock through a $1.5 billion accelerated share repurchase transaction.

4) RESTRUCTURING CHARGES

During the year ended December 31, 2013, in a continued effort to reduce its cost structure, the Company initiated restructuring plans across several of its businesses, primarily for the reorganization or closure of certain business operations. As a result, the Company recorded restructuring charges of $20 million, reflecting $14 million of severance costs and $6 million of costs associated with exiting contractual obligations. During the years ended December 31, 2012 and 2011, the Company recorded restructuring charges of $19 million and $42 million, respectively. The charges reflected $21 million of severance costs and $40 million of costs associated with exiting contractual obligations. As of December 31, 2013, the cumulative amount paid for the 2013, 2012 and 2011 restructuring charges was $56 million, of which $22 million was for the severance costs and $34 million related to costs associated with exiting contractual obligations. The 2012 and 2011 restructuring reserves were substantially utilized at December 31, 2013. The Company expects to substantially utilize the 2013 restructuring reserve by the end of 2014.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Balance at	2013	2013	Balance at
	December 31, 2012	Charges	Payments	December 31, 2013
Entertainment	$25	$12	$(23)	$14
Cable Networks	—	1	—	1
Publishing	2	1	(2)	1
Local Broadcasting	7	5	(4)	8
Corporate	1	1	(1)	1
Total	$35	$20	$(30)	$25

	Balance at	2012	2012	Balance at
	December 31, 2011	Charges	Payments	December 31, 2012
Entertainment	$40	$7	$(22)	$25
Publishing	1	3	(2)	2
Local Broadcasting	—	8	(1)	7
Corporate	—	1	—	1
Total	$41	$19	$(25)	$35

5) PROGRAMMING AND OTHER INVENTORY

At December 31,	2013	2012
Program rights	$1,331	$1,389
Television programming:
Released (including acquired libraries)	878	781
In process and other	139	128
Theatrical programming:
Released	38	25
In process and other	32	60
Publishing, primarily finished goods	51	57
Total programming and other inventory	2,469	2,440
Less current portion	772	858
Total noncurrent programming and other inventory	$1,697	$1,582

6) RELATED PARTIES

National Amusements, Inc. National Amusements, Inc. (“NAI”) is the controlling stockholder of CBS Corp. and Viacom Inc.  Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, is the Executive Chairman of the Board of Directors and founder of both CBS Corp. and Viacom Inc. In addition, Ms. Shari Redstone, Mr. Sumner M. Redstone’s daughter, is the president and a director of NAI and the vice chair of the Board of Directors of both CBS Corp. and Viacom Inc.  Mr. David R. Andelman is a director of CBS Corp. and serves as a director of NAI. Mr. Frederic V. Salerno is a director of CBS Corp. and serves as a director of Viacom Inc. At December 31, 2013, NAI directly or indirectly owned approximately 79.6% of CBS Corp.’s voting Class A Common Stock and owned approximately 6.7% of CBS Corp.’s Class A Common Stock and non-voting Class B Common Stock on a combined basis.

Viacom Inc.  As part of its normal course of business, the Company enters into transactions with Viacom Inc. and its subsidiaries. Through its Entertainment segment, the Company licenses its television products and leases its production facilities to Viacom Inc.’s media networks businesses.  In addition, the Company recognizes revenues for advertising spending placed by various subsidiaries of Viacom Inc.  Viacom Inc. also distributes certain of the Company’s television products in the home entertainment market. The

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Company’s total revenues from these transactions were $185 million, $211 million and $244 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As part of its normal course of business, the Company places advertisements with, leases production facilities from, and purchases other goods and services from various subsidiaries of Viacom Inc.  The total amounts for these transactions were $21 million, $26 million and $23 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The following table presents the amounts due from Viacom Inc. in the normal course of business as reflected on the Company’s Consolidated Balance Sheets. Amounts due to Viacom Inc. were minimal at December 31, 2013 and 2012.

At December 31,	2013	2012

Receivables	$84	$124
Other assets (Receivables, noncurrent)	115	133
Total amounts due from Viacom Inc.	$199	$257

Other Related Parties  The Company has equity interests in two domestic television networks and several international joint ventures for television channels, from which the Company earns revenues primarily by selling its television programming.  Total revenues earned from these joint ventures were $108 million, $157 million and $131 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company, through the normal course of business, is involved in transactions with other related parties that have not been material in any of the periods presented.

7) INVESTMENTS

The Company accounts for investments over which it has significant influence or ownership of more than 20% but less than or equal to 50%, without a controlling interest, under the equity method. Such investments include the Company’s 50% interests in the broadcast network, The CW, and the entertainment cable network, TVGN (TV Guide Network). In addition, the Company has interests in several international television joint ventures including a 49% interest in a joint venture with a subsidiary of AMC Networks Inc., which owns and operates six cable and satellite channels in the United Kingdom and Ireland, including CBS branded channels; a 30% interest in a joint venture with another subsidiary of AMC Networks Inc., which owns and operates nine cable and satellite channels in Europe, the Middle East and Africa; a 33% interest in a joint venture with a subsidiary of Ten Network Holdings Limited to provide content to ELEVEN, a digital television channel service in Australia; and a 30% interest in a joint venture with RTL Group to launch two cable channels in South East Asia, the first of which launched in September 2013.

At December 31, 2013 and 2012, respectively, the Company had $188 million and $107 million of equity investments that are included in “Other assets” on the Consolidated Balance Sheets.

Investments of 20% or less, over which the Company has no significant influence, that do not have a readily determinable fair value are accounted for under the cost method. At December 31, 2013 and 2012, respectively, the Company had $16 million and $10 million of cost investments that are included in “Other assets” on the Consolidated Balance Sheets.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2013 and 2012, the aggregate market value of the Company’s available for sale investments was $7 million and $9 million, respectively. The market value of each individual investment was not below its carrying value on the Consolidated Balance Sheets.

The Company invested $176 million, $91 million and $79 million into its equity and cost investments during the years ended December 31, 2013, 2012 and 2011, respectively.

8) BANK FINANCING AND DEBT

Long-term debt consists of the following (a):

At December 31,	2013	2012
Commercial paper	$475	$—
8.875% Notes due 2014	99	100
7.625% Senior Debentures due 2016	200	200
1.95% Senior Notes due 2017	397	396
4.625% Senior Notes due 2018	317	321
8.875% Senior Notes due 2019	592	591
5.750% Senior Notes due 2020	500	500
4.30% Senior Notes due 2021	300	300
3.375% Senior Notes due 2022	695	694
7.875% Debentures due 2023	224	224
7.125% Senior Notes due 2023 (b)	52	52
7.875% Senior Debentures due 2030	1,270	1,271
5.50% Senior Debentures due 2033	428	428
5.90% Senior Notes due 2040	299	299
4.85% Senior Notes due 2042	488	487
Obligations under capital leases	113	72
Total debt (c)	6,449	5,935
Less discontinued operations debt (d)	14	14
Total debt from continuing operations	6,435	5,921
Less commercial paper	475	—
Less current portion	20	18
Total long-term debt from continuing operations, net of current portion	$5,940	$5,903

(a)   Unless otherwise noted, the long-term debt instruments are issuances of CBS Corp. and are guaranteed by CBS Operations Inc.

(b)   Debt instrument is an issuance of CBS Broadcasting Inc., a wholly owned subsidiary of CBS Corp., and has no guarantor.

(c)   At December 31, 2013 and December 31, 2012, the senior debt balances included (i) a net unamortized discount of $13 million and $16 million, respectively, and (ii) an increase in the carrying value of the debt relating to previously settled fair value hedges of $18 million and $23 million, respectively.  The face value of the Company’s total debt was $6.44 billion at December 31, 2013 and $5.93 billion at December 31, 2012.

(d)   Included in “Liabilities of discontinued operations” on the Consolidated Balance Sheets.

At December 31, 2013, the Company classified $99 million of notes maturing in June 2014 as long-term debt on the Consolidated Balance Sheet, reflecting its intent and ability to refinance this debt on a long-term basis.

During the year ended December 31, 2012, the Company issued $1.60 billion of senior notes and redeemed $1.59 billion of senior notes and debentures, resulting in a pre-tax net loss on early extinguishment of debt of $32 million.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2013, the Company’s scheduled maturities of long-term debt at face value, excluding capital leases, were as follows:

						2019 and
	2014	2015	2016	2017	2018	Thereafter
Long-term debt	$99	$—	$200	$400	$300	$4,857

Commercial Paper

At December 31, 2013, the Company had $475 million of commercial paper borrowings outstanding under its $2.0 billion commercial paper program.  Outstanding commercial paper borrowings have a weighted average interest rate of 0.3% and maturities of less than thirty days.

Credit Facility

During 2013, the Company amended and restated its $2.0 billion revolving credit facility (the “Credit Facility”) which now expires in March 2018. The amended facility provides for lower borrowing rates and fees, as well as more favorable covenants.  The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the Credit Facility. Borrowing rates under the Credit Facility are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the U.S. or the London Interbank Offer Rate (“LIBOR”) plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments.

The Credit Facility requires the Company to maintain a maximum Consolidated Leverage Ratio of 4.5x at the end of each quarter as further described in the Credit Facility. At December 31, 2013, the Company’s Consolidated Leverage Ratio was approximately 1.6x.

The Consolidated Leverage Ratio reflects the ratio of the Company’s indebtedness from continuing operations, adjusted to exclude certain capital lease obligations, at the end of a quarter, to the Company’s Consolidated EBITDA for the trailing four consecutive quarters.  Consolidated EBITDA is defined in the Credit Facility as operating income plus interest income and before depreciation, amortization and certain other noncash items.

The Credit Facility is used for general corporate purposes. At December 31, 2013, the Company had no borrowings outstanding under the Credit Facility and the remaining availability under the Credit Facility, net of outstanding letters of credit, was $1.99 billion.

9) FINANCIAL INSTRUMENTS

The Company’s carrying value of financial instruments approximates fair value, except for differences with respect to notes and debentures.  At December 31, 2013 and 2012, the carrying value of the senior debt was $5.86 billion, and the fair value, which is estimated based on quoted market prices for similar liabilities (Level 2) and includes accrued interest, was $6.69 billion and $7.16 billion, respectively.

The Company uses derivative financial instruments primarily to modify its exposure to market risks from fluctuations in foreign currency exchange rates.  The Company does not use derivative instruments unless there is an underlying exposure and, therefore, the Company does not hold or enter into derivative financial instruments for speculative trading purposes.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Foreign exchange forward contracts have principally been used to hedge projected cash flows, generally within the next twelve months, in currencies such as the British Pound, the Euro, the Canadian Dollar and the Australian Dollar.  The Company designates forward contracts used to hedge projected future television and film production costs as cash flow hedges.  Gains or losses on the effective portion of designated cash flow hedges are initially recorded in other comprehensive income and reclassified to the statement of operations when the hedged item is recognized.  Additionally, the Company enters into non-designated forward contracts to hedge non-U.S. dollar denominated cash flows.  The change in fair value of the non-designated contracts is included in “Other items, net” in the Consolidated Statements of Operations.

At December 31, 2013 and 2012, the notional amount of all foreign currency contracts was $136 million and $157 million, respectively, which represents hedges of expected foreign currency cash flows.

The fair value of foreign exchange contracts recorded on the Consolidated Balance Sheets was as follows:

At December 31,	2013	2012	Balance Sheet Account
Non-designated hedging instruments:
Assets	$3	$—	Other current assets
Liabilities	$4	$2	Other current liabilities

Gains (losses) recognized on foreign exchange contracts were as follows:

Year Ended December 31,	2013	2012	2011	Financial Statement Account

Non-designated hedging instruments	$2	$(4)	$2	Other items, net

The Company is subject to interest rate risk to the extent it has variable-rate debt outstanding. At December 31, 2013 the Company had $475 million of commercial paper borrowings outstanding at a weighted average interest rate of 0.3%.

The Company continually monitors its positions with, and credit quality of, the financial institutions that are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2013 and 2012, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

10) FAIR VALUE MEASUREMENTS

The following tables set forth the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and 2012.  These assets and liabilities have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on publicly quoted prices for the asset or liability in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in active markets, such as quoted prices for the asset or liability in inactive markets or quoted prices for similar assets or liabilities.  Level 3 is based on unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2013	Level 1	Level 2	Level 3	Total
Assets:
Investments	$83	$—	$—	$83
Foreign currency hedges	—	3	—	3
Total Assets	$83	$3	$—	$86

Liabilities:
Deferred compensation	$—	$268	$—	$268
Guarantees	—	—	40	40
Foreign currency hedges	—	4	—	4
Total Liabilities	$—	$272	$40	$312

At December 31, 2012	Level 1	Level 2	Level 3	Total
Assets:
Investments	$70	$—	$—	$70
Total Assets	$70	$—	$—	$70

Liabilities:
Deferred compensation	$—	$201	$—	$201
Foreign currency hedges	—	2	—	2
Total Liabilities	$—	$203	$—	$203

The fair value of investments is determined based on publicly quoted market prices in active markets.  The fair value of foreign currency hedges is determined based on the present value of future cash flows using observable inputs including foreign currency exchange rates.  The fair value of deferred compensation is determined based on the fair value of the investments elected by employees.

In connection with the disposal of Outdoor Europe in 2013, the Company recorded a pre-tax charge of $40 million in net earnings (loss) from discontinued operations, for the estimated fair value of guarantees, which historically have been intercompany but upon the closing of the transaction became third-party guarantees. The fair value of guarantee liabilities reflects the premium that would be required to issue such guarantee in a standalone arm’s length transaction and is calculated based on an assessment of the probability of the primary obligor’s default under the obligation, discounted to its present value.

11) STOCKHOLDERS’ EQUITY

In general, CBS Corp. Class A Common Stock and CBS Corp. Class B Common Stock have the same economic rights, except voting rights. Holders of CBS Corp. Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of CBS Corp. Common Stock are entitled to vote. Holders of CBS Corp. Class B Common Stock do not have any voting rights, except as required by law.

Dividends—The Company declared a quarterly cash dividend on its Class A and Class B Common Stock during each of the four quarters of 2013, 2012, and 2011, resulting in total annual dividends of $295 million, $287 million and $237 million, respectively. Dividends have been recorded as a reduction to additional paid-in capital as the Company has an accumulated deficit balance.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Purchase of Company Stock—During 2013, the Company repurchased 45.8 million shares of CBS Corp. Class B Common Stock for $2.20 billion, at an average cost of $48.03 per share.  Since the inception of the share repurchase program in January 2011 through December 31, 2013, the Company has repurchased 123.5 million shares of its Class B Common Stock for $4.39 billion, at an average cost of $35.54 per share, leaving $5.43 billion of authorization remaining at December 31, 2013.

Conversion Rights—Holders of Class A Common Stock have the right to convert their shares to Class B Common Stock as long as there are at least 5,000 shares of Class A Common Stock outstanding. Conversions of CBS Corp. Class A Common Stock into Class B Common Stock were 4.0 million for 2013, .3 million for 2012 and .2 million for 2011.

Equity Incentive Plans—The Company has equity incentive plans (the “Plans”) under which stock options, stock option equivalents, RSUs and PSUs were issued.

The purpose of the Plans is to benefit and advance the interests of the Company by attracting, retaining and motivating participants and to compensate participants for their contributions to the financial success of the Company. The Plans provide for awards of stock options, stock appreciation rights, restricted and unrestricted shares, RSUs, dividend equivalents, performance awards and other equity-related awards. Upon exercise of stock options or vesting of RSUs and PSUs, the Company issues new shares from its existing authorization.  At December 31, 2013, there were 61 million shares available for future grant under the Plans.

RSUs and PSUs

Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is generally a one- to four-year service period.  Certain RSU awards are also subject to satisfying performance conditions.  Once the Company determines that it is probable that the performance targets will be met, compensation expense is recorded for these awards. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates.  On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary.

The Company also granted awards of PSUs which vest based on the achievement of market performance targets.  The number of shares that will be issued upon vesting of PSUs can range from 0% to 300% of the target award, based on the ranking of the total shareholder return (“TSR”) for CBS Corp. Class B Common Stock within the S&P 500 Index over a designated three-year measurement period, or in certain circumstances, based on the achievement of established operating performance goals.  The fair value of the PSUs is determined using a Monte Carlo Simulation model.  This model generates simulated TSR of CBS Corp. Class B Common Stock versus each of the companies in the S&P 500 Index through the end of the relevant measurement period.  Compensation expense for PSUs is expensed over the vesting period, which is a three- to four-year service period.

The total fair value of RSUs and PSUs that vested during 2013, 2012 and 2011 was $324 million, $251 million and $198 million, respectively. Total unrecognized compensation cost related to non-vested RSUs and PSUs at December 31, 2013 was $167 million, which is expected to be recognized over a weighted average period of 2.2 years.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table summarizes the Company’s RSU and target PSU activity.

		Weighted Average
	RSUs and PSUs	Grant Date Fair Value
Non-vested at December 31, 2012	13,300,969	$19.89
Granted	4,150,247	40.70
Vested	(7,355,952)	16.32
Forfeited	(576,040)	28.54
Non-vested at December 31, 2013	9,519,224	$31.20

Stock Options and Equivalents

Compensation expense for stock options is determined based on the grant date fair value of the award calculated using the Black-Scholes options-pricing model. Stock options generally vest over a one- to four-year service period and expire eight years from the date of grant. Forfeitures are estimated on the date of grant based on historical forfeiture rates. On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary. Stock option equivalents are settled in cash upon exercise and therefore, the Company remeasures the fair value of these awards at each reporting date. At each of December 31, 2013 and 2012, the Company had 2 million stock option equivalents outstanding.

The weighted average fair value of stock options as of the grant date was $12.11, $9.05 and $7.59 in 2013, 2012 and 2011, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2013	2012	2011
Expected dividend yield	1.49%	1.92%	2.00%
Expected stock price volatility	34.86%	39.09%	41.17%
Risk-free interest rate	.97%	.94%	2.33%
Expected term of options (years)	5.00	5.02	5.06

The expected stock price volatility is determined using a weighted average of historical volatility for CBS Corp. Class B Common Stock and implied volatility of publicly traded options to purchase CBS Corp. Class B Common Stock.  Given the existence of an actively traded market for CBS Corp. options, the Company was able to derive implied volatility using publicly traded options to purchase CBS Corp. Class B Common Stock that were trading near the grant date of the employee stock options at a similar exercise price and a remaining term of greater than one year.

The risk-free interest rate is based on a U.S. Treasury rate in effect on the date of grant with a term equal to the expected life.  The expected term is determined based on historical employee exercise and post-vesting termination behavior. The expected dividend yield represents the Company’s future expectation of the dividend yield based on current rates and historical patterns of dividend changes.

Total unrecognized compensation cost related to non-vested stock option awards at December 31, 2013 was $54 million, which is expected to be recognized over a weighted average period of 2.3 years.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table summarizes the Company’s stock option activity under the Plans.

		Weighted Average
	Stock Options	Exercise Price
Outstanding at December 31, 2012	34,033,101	$21.96
Granted	2,750,085	44.30
Exercised	(7,710,210)	18.66
Forfeited or expired	(1,098,349)	29.19
Outstanding at December 31, 2013	27,974,627	$24.78

Exercisable at December 31, 2013	18,139,203	$22.25

The following table summarizes other information relating to stock option exercises during the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
Cash received from stock option exercises	$146	$168	$72
Tax benefit of stock option exercises	$88	$67	$45
Intrinsic value of stock option exercises	$229	$174	$117

The following table summarizes information concerning outstanding and exercisable stock options to purchase CBS Corp. Class B Common Stock under the Plans at December 31, 2013.

	Outstanding			Exercisable
		Remaining	Weighted		Weighted
Range of	Number of	Contractual	Average	Number	Average
Exercise Price	Options	Life (Years)	Exercise Price	of Options	Exercise Price
$5 to 9.99	2,854,741	3.18	$5.22	2,854,741	$5.22
$10 to 19.99	4,182,323	3.92	$13.80	2,662,606	$13.94
$20 to 29.99	15,104,406	3.73	$26.47	10,009,437	$26.81
$30 to 39.99	3,110,305	3.36	$32.23	2,595,311	$31.79
$40 to 49.99	2,664,447	7.18	$44.05	17,108	$43.21
$50 to 59.99	58,405	7.74	$57.37	—	$—
	27,974,627			18,139,203

At December 31, 2013 stock options outstanding have a weighted average remaining contractual life of 4.00 years and the total intrinsic value for “in-the-money” options, based on the Company’s closing stock price of $63.74, was $1.09 billion.  At December 31, 2013 stock options exercisable have a weighted average remaining contractual life of 2.98 years and the total intrinsic value for “in-the-money” exercisable options was $753 million.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

12) INCOME TAXES

The U.S. and foreign components of earnings from continuing operations before income taxes and equity in loss of investee companies were as follows:

Year Ended December 31,	2013	2012	2011
United States	$2,283	$2,030	$1,695
Foreign	382	327	288
Total	$2,665	$2,357	$1,983

The components of the provision for income taxes were as follows:

Year Ended December 31,	2013	2012	2011
Current:
Federal	$310	$236	$164
State and local	74	61	43
Foreign	61	62	52
	445	359	259
Deferred	433	453	422
Provision for income taxes	$878	$812	$681

In addition, included in discontinued operations was an income tax provision of $6 million, $62 million, and $83 million in 2013, 2012 and 2011, respectively.

The equity in loss of investee companies is shown net of tax on the Company’s Consolidated Statements of Operations.  The tax benefits relating to losses from equity investments in 2013, 2012 and 2011 were $31 million, $23 million, and $25 million, respectively, which represented an effective tax rate of 38.8% for 2013, 2012, and 2011.

In 2013 and 2012, the Company realized tax benefits from the exercise of stock options and vesting of RSUs and PSUs of $210 million and $163 million, respectively.

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and the provision for income taxes is summarized as follows:

Year Ended December 31,	2013	2012	2011
Taxes on income at U.S. federal statutory rate	$933	$825	$694
State and local taxes, net of federal tax benefit	101	84	73
Effect of foreign operations	(92)	(67)	(63)
Audit settlements, net	(17)	(3)	(10)
Other, net (a)	(47)	(27)	(13)
Provision for income taxes	$878	$812	$681

(a) Primarily reflects the Company’s domestic production deduction.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table summarizes the components of deferred income tax assets and liabilities.

At December 31,	2013	2012
Deferred income tax assets:
Provision for expenses and losses	$700	$775
Pension, postretirement and other employee benefits	422	629
Tax credit and loss carryforwards	664	270
Other	163	133
Total deferred income tax assets	1,949	1,807
Valuation allowance	(634)	(240)
Deferred income tax assets, net	1,315	1,567
Deferred income tax liabilities:
Intangible assets	(1,943)	(1,851)
Property, equipment and other assets	(522)	(429)
Total deferred income tax liabilities	(2,465)	(2,280)
Deferred income tax liabilities, net	$(1,150)	$(713)

In addition to the deferred income taxes reflected in the table above, the Company included net deferred income tax liabilities of $182 million and $250 million in the assets and liabilities of discontinued operations on the Consolidated Balance Sheets at December 31, 2013 and 2012, respectively.

At December 31, 2013, the Company had net operating loss carryforwards for federal, state and local, and foreign jurisdictions of approximately $1.19 billion, the majority of which expire in various years from 2014 through 2033.

The 2013 and 2012 deferred income tax assets were reduced by a valuation allowance of $634 million and $240 million, respectively, principally relating to income tax benefits from capital losses and net operating losses in foreign jurisdictions which are not expected to be realized.

The Company’s share of the undistributed earnings of foreign subsidiaries not included in its consolidated federal income tax return that could be subject to additional income taxes if remitted was approximately $4.08 billion at December 31, 2013 and $3.71 billion at December 31, 2012.  No provision has been recorded for the U.S. or foreign taxes that could result from the remittance of such undistributed earnings since the Company intends to distribute only the portion of such earnings which would be offset by U.S. foreign tax credits or remitted in tax-free transactions, and intends to reinvest the remainder outside the U.S. indefinitely.  The determination of the unrecognized U.S. federal deferred income tax liability for undistributed earnings is not practicable.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table sets forth the change in the reserve for uncertain tax positions, excluding related accrued interest and penalties.

At January 1, 2011	$211
Additions for current year tax positions	11
Additions for prior year tax positions	9
Reductions for prior year tax positions	(18)
Cash settlements	(23)
Statute of limitations lapses	(1)
At December 31, 2011	189
Additions for current year tax positions	12
Additions for prior year tax positions	10
Reductions for prior year tax positions	(32)
Cash settlements	(5)
Statute of limitations lapses	(2)
At December 31, 2012	172
Additions for current year tax positions	11
Additions for prior year tax positions	14
Reductions for prior year tax positions	(40)
Cash settlements	(17)
Statute of limitations lapses	(1)
At December 31, 2013	$139

At December 31, 2013 and 2012, $53 million and $57 million, respectively, of the reserve for uncertain tax positions were included in “Liabilities of discontinued operations” on the Consolidated Balance Sheets.

The reserve for uncertain tax positions of $139 million at December 31, 2013 includes $112 million which would affect the Company’s effective income tax rate, including discontinued operations, if and when recognized in future years.

The Company recognizes interest and penalty charges related to the reserve for uncertain tax positions as income tax expense. For the years ended December 31, 2013, 2012 and 2011, the Company recognized interest and penalties of $12 million, $13 million and $12 million, respectively, in the Consolidated Statements of Operations. As of December 31, 2013 and 2012, the Company has recorded liabilities for accrued interest and penalties of $56 million and $62 million, respectively, on the Consolidated Balance Sheets.

During the third quarter of 2013, the Company and the IRS settled the Company’s income tax audit for the years 2008, 2009 and 2010. The IRS commenced its examination of the years 2011 and 2012 in the fourth quarter of 2013. During the next twelve months the Company expects to settle an audit in a foreign jurisdiction related to a previously disposed business that is accounted for as a discontinued operation. In addition, various tax years are currently under examination by state and local and other foreign tax authorities. With respect to open tax years in all jurisdictions, the Company currently believes that it is reasonably possible that the reserve for uncertain tax positions will decrease within the next twelve months; however, as it is difficult to predict the final outcome of any particular tax matter, an estimate of any related impact to the reserve for uncertain tax positions cannot currently be determined.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

13) PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company and certain of its subsidiaries sponsor qualified and non-qualified defined benefit pension plans, principally non-contributory, covering eligible employees.  The majority of participants in these plans are retired employees or former employees of previously divested businesses. Most of the Company’s pension plans are closed to new entrants. The benefits for some plans are based primarily on an employee’s years of service and average pay near retirement. Benefits under other plans are based primarily on an employee’s pay for each year that the employee participated in the plan. Participating employees are vested in the plans after five years of service. The Company funds its pension plans in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), the Pension Protection Act of 2006, the Internal Revenue Code of 1986 and the applicable rules and regulations. Plan assets consist principally of corporate bonds, equity securities and U.S. government securities. The Company’s common stock represents approximately 2.2% and 1.3% of the plan assets’ fair values at December 31, 2013 and 2012, respectively.

In addition, the Company sponsors health and welfare plans that provide postretirement health care and life insurance benefits to eligible retired employees and their covered dependents. Eligibility is based in part on certain age and service requirements at the time of their retirement. Most of the plans are contributory and contain cost-sharing features such as deductibles and coinsurance which are adjusted annually. Claims are paid primarily by the Company’s funds.

The Company uses a December 31 measurement date for all pension and other postretirement benefit plans.

The following table sets forth the change in benefit obligation for the Company’s pension and postretirement benefit plans.

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation, beginning of year	$5,511	$5,145	$676	$697
Service cost	38	34	—	—
Interest cost	211	240	26	33
Actuarial (gain) loss	(311)	496	(51)	1
Benefits paid	(415)	(411)	(79)	(78)
Participants’ contributions	—	—	10	11
Retiree Medicare drug subsidy	—	—	7	12
Cumulative translation adjustments	(12)	7	—	—
Benefit obligation, end of year	$5,022	$5,511	$589	$676

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The following table sets forth the change in plan assets for the Company’s pension and postretirement benefit plans.

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Change in plan assets:
Fair value of plan assets, beginning of year	$4,234	$3,914	$5	$5
Actual return on plan assets	178	474	—	—
Employer contributions	199	250	62	55
Benefits paid	(415)	(411)	(79)	(78)
Participants’ contributions	—	—	10	11
Retiree Medicare drug subsidy	—	—	7	12
Cumulative translation adjustments	(12)	7	—	—
Fair value of plan assets, end of year	$4,184	$4,234	$5	$5

The funded status of pension and postretirement benefit obligations and the related amounts recognized on the Company’s Consolidated Balance Sheets were as follows:

	Pension Benefits		Postretirement Benefits
At December 31,	2013	2012	2013	2012
Funded status at end of year	$(838)	$(1,277)	$(584)	$(671)
Amounts recognized on the Consolidated Balance Sheets:
Other assets	$17	$17	$—	$—
Current liabilities	(50)	(51)	(62)	(67)
Noncurrent liabilities	(805)	(1,243)	(522)	(604)
Net amounts recognized	$(838)	$(1,277)	$(584)	$(671)

The Company’s qualified pension plans were underfunded by $203 million and $582 million at December 31, 2013 and 2012, respectively.

The following amounts were recognized in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

	Pension Benefits		Postretirement Benefits
At December 31,	2013	2012	2013	2012
Net actuarial (loss) gain	$(1,533)	$(1,834)	$248	$213
Net prior service (cost) credit	(11)	(14)	1	2
Share of equity investee	—	(1)	—	—
	(1,544)	(1,849)	249	215
Deferred income taxes	612	731	(46)	(33)

Net amount recognized in accumulated other comprehensive income (loss)	$(932)	$(1,118)	$203	$182

The accumulated benefit obligation for all defined benefit pension plans was $4.95 billion and $5.43 billion at December 31, 2013 and 2012, respectively.

Information for the pension plans with an accumulated benefit obligation in excess of plan assets is set forth below.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31,	2013	2012
Projected benefit obligation	$4,890	$5,354
Accumulated benefit obligation	$4,814	$5,273
Fair value of plan assets	$4,036	$4,060

The following tables present the components of net periodic benefit cost and amounts recognized in other comprehensive income (loss).

	Pension Benefits			Postretirement Benefits
Year Ended December 31,	2013	2012	2011	2013	2012	2011
Components of net periodic cost:
Service cost	$38	$34	$33	$—	$—	$—
Interest cost	211	240	247	26	33	38
Expected return on plan assets	(271)	(247)	(237)	—	—	—
Amortization of actuarial losses (gains)	85	70	65	(16)	(16)	(10)
Amortization of prior service cost (credit)	1	1	1	(1)	(1)	(1)
Net periodic cost	$64	$98	$109	$9	$16	$27

	Pension	Postretirement
Year Ended December 31, 2013	Benefits	Benefits
Other comprehensive income (loss):
Actuarial gains	$218	$51
Amortization of actuarial losses (gains) (a)	85	(16)
Amortization of prior service cost (credit) (a)	1	(1)
Share of equity investee	1	—
	305	34
Deferred income taxes	(119)	(13)
Recognized in other comprehensive income, net of tax	$186	$21

(a)           Reflects amounts reclassified from accumulated other comprehensive income (loss) to net earnings.

Estimated net actuarial losses and prior service costs related to the defined benefit pension plans of approximately $63 million and $1 million, respectively, will be amortized from accumulated other comprehensive income (loss) into net periodic benefit costs in 2014.

Estimated net actuarial gains and prior service credits related to the other postretirement benefit plans of approximately $21 million and $1 million, respectively, will be amortized from accumulated other comprehensive income (loss) into net periodic benefit costs in 2014.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Pension		Postretirement
	Benefits		Benefits
	2013	2012	2013	2012
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	4.8%	4.0%	4.5%	4.0%
Rate of compensation increase	3.0%	3.0%	N/A	N/A
Weighted average assumptions used to determine net periodic costs for the year ended December 31:
Discount rate	4.0%	4.9%	4.0%	4.9%
Expected long-term return on plan assets	6.5%	6.6%	2.0%	2.0%
Rate of compensation increase	3.0%	3.0%	N/A	N/A

N/A - not applicable

The discount rates are determined based on the yield on portfolios of high quality bonds, constructed to provide cash flows necessary to meet the plans’ expected future benefit payments, as determined for the benefit obligations. The expected return on plan assets assumption is derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets.

The following additional assumptions were used in accounting for postretirement benefits.

	2013	2012
Projected health care cost trend rate for participants of age 65 and below	7.5%	8.0%
Projected health care cost trend rate for participants above age 65	7.5%	8.0%
Ultimate trend rate	5.0%	5.0%
Year ultimate trend rate is achieved for participants of age 65 and below	2019	2019
Year ultimate trend rate is achieved for participants above 65	2019	2019

A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage	One Percentage
	Point Increase	Point Decrease
Effect on total service and interest cost components	$—	$—
Effect on the accumulated postretirement benefit obligation	$12	$(11)

Plan Assets

The asset allocations for the Company’s U.S. qualified defined benefit pension plan trust and international pension plan trusts are based upon an analysis of the timing and amount of projected benefit payments, projected company contributions, the expected returns and risk of the asset classes and the correlation of those returns. The target asset allocation for the Company’s U.S. pension plan trust, which accounted for 95% of total plan assets at December 31, 2013, is to invest between 70% - 80% in long duration fixed income instruments, 16% - 28% in equity securities and the remainder in cash and other investments.  At December 31, 2013, this trust was invested approximately 72% in long duration fixed income portfolios, 26% in equity instruments, and the remainder in cash, cash equivalents and other investments.  Other trusts, which fund the Company’s international pension plans, accounted for 5% of total plan assets at December 31, 2013 and are invested approximately 66% in fixed income instruments, 25% in equity instruments, and the remainder in cash, cash equivalents and other investments. Long duration fixed income investments primarily consist of a diversified portfolio of investment grade fixed income instruments with a duration that approximates the duration of the liabilities covered by the trust. All equity

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

portfolios are diversified between U.S. and non-U.S. equities and include large and small capitalization equities. The asset allocations are reviewed regularly.

The following tables set forth the Company’s pension plan assets measured at fair value on a recurring basis at December 31, 2013 and 2012.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in active markets, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs that market participants would use in pricing the asset.

At December 31, 2013	Level 1	Level 2	Level 3	Total
Cash and cash equivalents (a)	$8	$55	$—	$63
Fixed income securities:
U.S. treasury securities	133	—	—	133
Government related securities	44	234	—	278
Corporate bonds (b)	—	2,373	—	2,373
Mortgage-backed and asset-backed securities	—	128	4	132
Equity securities: (c)
U.S. large capitalization	345	355	—	700
U.S. small capitalization	98	3	—	101
International equity (d)	—	291	—	291
Limited partnerships	—	—	55	55
Other	—	58	—	58
Total assets	$628	$3,497	$59	$4,184

At December 31, 2012	Level 1	Level 2	Level 3	Total
Cash and cash equivalents (a)	$25	$144	$—	$169
Fixed income securities:
U.S. treasury securities	102	—	—	102
Government related securities	56	353	—	409
Corporate bonds (b)	—	2,360	—	2,360
Mortgage-backed and asset-backed securities	—	176	4	180
Equity securities: (c)
U.S. large capitalization	264	330	—	594
U.S. small capitalization	69	6	—	75
International equity (d)	5	281	—	286
Limited partnerships	—	—	52	52
Other	—	7	—	7
Total assets	$521	$3,657	$56	$4,234

(a)           Assets categorized as Level 2 reflect investments in money market funds.

(b)          Securities of diverse industries, substantially all investment grade.

(c)           Assets categorized as Level 2 reflect investments in common collective funds.

(d)          Includes investments in emerging market funds of $59 million in 2013 and 2012.

Money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in equity securities are reported at fair value based on quoted market prices on national security exchanges. The fair value of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

number of outstanding units.  The fair value of U.S. treasury securities is determined based on quoted market prices in active markets. The fair value of government related securities and corporate bonds is determined based on quoted market prices on national security exchanges, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices.  The fair value of mortgage-backed and asset-backed securities is based upon valuation models which incorporate available dealer quotes and market information. Limited partnerships are valued using statements issued by the partnership which determine the value based on the fair value of the underlying investments.

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 at December 31, 2013.

		Mortgage-
	Limited	backed
	Partnerships	Securities	Total
At January 1, 2012	$75	$5	$80
Actual return related to investments held at end of year	6	—	6
Distributions	(29)	(1)	(30)
At December 31, 2012	52	4	56
Actual return related to investments held at end of year	4	—	4
Distributions	(1)	—	(1)
At December 31, 2013	$55	$4	$59

The Company’s other postretirement benefits plan assets of $5 million at both December 31, 2013 and 2012 were invested in U.S. fixed income index funds, which are categorized as Level 2 assets.

Future Benefit Payments

Estimated future benefit payments are as follows:

	2014	2015	2016	2017	2018	2019-2023
Pension	$407	$399	$387	$380	$371	$1,714
Postretirement	$72	$71	$68	$66	$63	$266
Retiree Medicare drug subsidy	$10	$10	$10	$10	$10	$44

In 2014, the Company expects to make contributions of approximately $50 million to its non-qualified pension plans to satisfy the benefit payments due under these plans. Also in 2014, the Company expects to contribute approximately $62 million to its other postretirement benefit plans to satisfy the Company’s portion of benefit payments due under these plans.

Multiemployer Pension and Postretirement Benefit Plans

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees including talent, writers, directors, producers and other employees, primarily in the entertainment industry.  The other employers participating in these multiemployer plans are primarily in the entertainment and other related industries.  The risks of participating in multiemployer plans are different from single-employer plans as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

participating employers. In addition, if the Company chooses to stop participating in some of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan.

The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006, which represents the funded status of the plan as certified by the plan’s actuary. Plans in the red zone are less than 65% funded, the yellow zone are between 65% and 80% funded, and green zone are at least 80% funded.

The table below presents information concerning the Company’s participation in multiemployer defined benefit pension plans.

							Expiration
	Employer	Pension					Date of
	Identification	Protection Act					Collective-
	Number/Pension	Zone Status (a)		Company Contributions			Bargaining
Pension Plan	Plan Number	2013	2012	2013	2012	2011	Agreement
AFTRA Retirement Plan (b)	13-6414972-001	Green	Green	$7	$7	$7	(c)
Directors Guild of America - Producer	51-0137697-001	Green	Green	5	4	4	6/30/2017
Producer-Writers Guild of America	95-2216351-001	Green	Green	8	8	6	5/1/2014
Screen Actors Guild - Producers	95-2110997-001	Green	Green	7	6	6	6/30/2014
Motion Picture Industry	95-1810805-001	Green	Green	7	7	8	(d)
Other Plans				8	6	5
	Total contributions			$42	$38	$36

(a)

The Zone status for each individual plan listed was certified by each plan’s actuary as of the beginning of the plan years for 2013 and 2012. The plan year is the twelve months ending December 31 for each plan listed above except AFTRA Retirement Plan which has a plan year ending November 30.

(b)	The Company was listed in AFTRA Retirement Plan’s Form 5500 as providing more than 5% of total contributions for the plan year ended November 30, 2012.

(c)	The expiration dates range from June 30, 2014 through November 15, 2014.

(d)	The expiration dates range from May 15, 2015 through March 2, 2016.

As a result of the above noted zone status there were no funding improvements or rehabilitation plans implemented, as defined by ERISA, nor any surcharges imposed for any of the individual plans listed.

The Company also contributes to multiemployer plans that provide postretirement healthcare, defined contribution and other benefits to certain employees under collective bargaining agreements.  The contributions to these plans were $17 million, $18 million and $19 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company recognizes the net periodic cost for multiemployer pension and postretirement benefit plans based on the required contributions to the plans.

Defined Contribution Plans

The Company sponsors defined contribution plans for the benefit of substantially all employees meeting eligibility requirements. Employer contributions to such plans were $53 million, $49 million and $46 million for the years ended December 31, 2013, 2012 and 2011, respectively.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

14) COMMITMENTS AND CONTINGENCIES

The Company’s commitments not recorded on the balance sheet primarily consist of programming and talent commitments, operating lease arrangements and purchase obligations for goods and services resulting from the Company’s normal course of business.

Programming and talent commitments of the Company, estimated to aggregate $14.48 billion as of December 31, 2013, primarily include $11.23 billion for sports programming rights, $2.47 billion relating to the production and licensing of television, radio, and film programming and $773 million for talent contracts.  The Company also has committed purchase obligations which include agreements to purchase goods and services in the future that totaled $1.05 billion as of December 31, 2013.

Other long-term contractual obligations recorded on the Company’s Consolidated Balance Sheet include program liabilities, participations due to producers and residuals.

At December 31, 2013, commitments for programming and talent and purchase obligations not recorded on the balance sheet and other long-term contractual obligations recorded on the balance sheet were payable as follows:

	Programming	Purchase	Other Long-term
	and Talent	Obligations	Contractual Obligations
2014	$2,356	$240	$—
2015	1,799	208	639
2016	1,708	131	313
2017	1,463	113	94
2018	1,451	107	56
2019 and thereafter	5,703	246	53
Total	$14,480	$1,045	$1,155

The Company has long-term operating lease commitments for office space, equipment, transponders and studio facilities. The Company also enters into capital leases for satellite transponders.

At December 31, 2013, future minimum rental payments under noncancellable operating leases with terms in excess of one year and payments under capital leases are as follows:

	Leases
	Capital	Operating
2014	$21	$161
2015	20	141
2016	19	128
2017	15	117
2018	15	102
2019 and thereafter	44	468
Total minimum payments	$134	$1,117
Less amounts representing interest	21
Present value of minimum payments	$113

Future minimum operating lease payments have been reduced by future minimum sublease income of $72 million. Rent expense was $211 million (2013) and $204 million (2012 and 2011). Included in net earnings from discontinued operations was additional rent expense of $292 million (2013), $283 million (2012) and $279 million (2011).

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The table above does not include contractual obligations of Outdoor Americas, which is presented as a discontinued operation in the consolidated financial statements. These obligations are mainly comprised of long-term noncancellable operating lease commitments of $674 million and guaranteed minimum franchise payments of $331 million.

Guarantees

On September 30, 2013 the Company completed the sale of Outdoor Europe to an affiliate of Platinum Equity.  The Company continues to remain as guarantor of Outdoor Europe’s franchise payment obligations under certain transit franchise agreements.  Generally, the Company would be required to perform under the guarantees in the event of non-performance by the buyer.  These agreements have varying terms, with the majority of the obligations guaranteed under these agreements expiring by September 2016.  At December 31, 2013, the total franchise payment obligations under these agreements are estimated to be approximately $280 million, which will decrease on a monthly basis thereafter.  The estimated fair value of the guarantee liability of approximately $40 million is included in “Liabilities of discontinued operations” on the Consolidated Balance Sheet at December 31, 2013.

The Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. At December 31, 2013, the outstanding letters of credit and surety bonds approximated $321 million and were not recorded on the Consolidated Balance Sheet.

In the course of its business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not live up to its obligations under an indemnification obligation. The Company records a liability for its indemnification obligations and other contingent liabilities when probable under generally accepted accounting principles.

Legal Matters

E-books Matters.    A number of lawsuits described below have been pending against the following parties relating to the sale of e-books: Apple Inc., Hachette Book Group, Inc., HarperCollins Publishers, LLC, Holtzbrinck Publishers LLC d/b/a Macmillan, Penguin Group (USA) Inc. and the Company’s subsidiary, Simon & Schuster, Inc. (collectively, the “Publishing parties”).

On April 10, 2012, for purposes of settlement and without any admission of wrongdoing or liability, Simon & Schuster and two of the other Publishing parties entered into a settlement stipulation and proposed final judgment (the “Stipulation”) with the United States Department of Justice (the “DOJ”) in connection with the DOJ’s investigations of agency distribution of e-books. In furtherance of this settlement, on April 11, 2012, the DOJ filed an antitrust action in the United States District Court for the Southern District of New York against the Publishing parties and concurrently filed the Stipulation with the court. On September 7, 2012, the Stipulation was approved by the court and final judgment was entered. The Stipulation does not involve any monetary payments by Simon & Schuster, but will require the adoption of certain business practices for a 24 month period (the “24 Month Period”) and certain compliance practices for a five year period.  Following a ruling in favor of the DOJ and a judgment against Apple that was entered by the court on September 6, 2013, Apple filed an appeal, which will be heard by the United States Court of Appeals for the Second Circuit.  On October 4, 2013, Simon & Schuster filed an appeal with the court relating to an aspect of the Apple judgment involving the 24 Month Period.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

On June 11, 2012, for purposes of settlement and without any admission of wrongdoing or liability, Simon & Schuster entered into a proposed settlement agreement to resolve the antitrust action filed by a number of states and the Commonwealth of Puerto Rico against several of the Publishing parties in the United States District Court for the Western District of Texas, which was transferred to the United States District Court for the Southern District of New York (“States”) on April 30, 2012. The proposed settlement provides that, certain Publishing parties, including Simon & Schuster, will pay agreed upon amounts for consumer restitution, among other things, and also requires the adoption of certain business and compliance practices, which are substantially similar to those described in the Stipulation with the DOJ. On September 14, 2012, the court granted preliminary approval of the proposed settlement, which all states (except Minnesota), the District of Columbia and the United States territories joined. On October 15, 2012, Simon & Schuster paid the agreed upon amounts into an escrow account pending final court approval. On February 8, 2013, the court approved the proposed settlement following a final settlement approval hearing that day.  On June 20, 2013, Simon & Schuster and certain other Publishing parties entered into a settlement agreement in the MDL litigation (as described below) covering claims of Minnesota residents (the “Minnesota Settlement”).  The Minnesota Settlement was approved by the court on December 6, 2013.  The Company believes that the settlements with the DOJ, the States and the Minnesota Settlement will not have a material adverse effect on its results of operations, financial position or cash flows.

On December 9, 2011, the United States Judicial Panel on Multidistrict Litigation (the “MDL”) issued an order consolidating in the United States District Court for the Southern District of New York various purported class action suits that private litigants had filed in federal courts in California and New York. On January 20, 2012, the plaintiffs filed a consolidated amended class action complaint with the court against the Publishing parties. These private litigant plaintiffs, who are e-book purchasers, allege that, among other things, the defendants are in violation of federal and/or state antitrust laws in connection with the sale of e-books pursuant to agency distribution arrangements between each of the publishers and e-book retailers. The consolidated amended class action complaint generally seeks multiple forms of damages for the purchase of e-books and injunctive and other relief. On March 2, 2012, the Publishing parties filed a motion to dismiss this action. On May 15, 2012, the court denied the motion to dismiss.  As noted above, on June 20, 2013, Simon & Schuster entered into the Minnesota Settlement, which was approved by the court on December 6, 2013.  Upon final approval of the Minnesota Settlement by the court, Simon & Schuster was dismissed with prejudice from the MDL litigation and only those individuals who elect to opt out of the States settlement or the Minnesota Settlement will have any potential claims against Simon & Schuster.

Similar antitrust suits have been filed against the Publishing parties by private litigants in Canada, purportedly as class actions, under Canadian law, commencing on February 24, 2012; and by an Australian e-book retailer in the United States Court for the Southern District of New York on September 16, 2013. Simon & Schuster intends to defend itself in these matters.

In addition, the European Commission (the “EC”) and Canadian Competition Bureau (the “CCB”) conducted separate competition investigations of agency distribution arrangements of e-books in this industry.  On December 12, 2012, following the close of a comment period, the EC entered into settlement agreements with Simon & Schuster and certain Publishing parties.  The CCB also entered into a settlement agreement with Simon & Schuster and certain Publishing parties, which was effective on February 7, 2014.  These settlements require the adoption of certain business and compliance practices similar to those described in the Stipulation with the DOJ.

Claims Related to Former Businesses: Asbestos.    The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred principally as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use, or by asbestos-containing grades of decorative micarta, a laminate used in commercial ships.

Claims are frequently filed and/or settled in groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2013, the Company had pending approximately 45,150 asbestos claims, as compared with approximately 45,900 as of December 31, 2012 and 50,090 as of December 31, 2011. During 2013, the Company received approximately 4,310 new claims and closed or moved to an inactive docket approximately 5,060 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement. Settlement costs depend on the seriousness of the injuries that form the basis of the claim, the quality of evidence supporting the claims and other factors. The Company’s total costs for the years 2013 and 2012 for settlement and defense of asbestos claims after insurance recoveries and net of tax benefits were approximately $29 million and $21 million, respectively. The Company’s costs for settlement and defense of asbestos claims may vary year to year and insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

The Company believes that its reserves and insurance are adequate to cover its asbestos liabilities. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of new claims. While the number of asbestos claims filed against the Company has trended down in the past five to ten years and has remained flat in recent years, it is difficult to predict future asbestos liabilities, as events and circumstances may occur including, among others, the number and types of claims and average cost to resolve such claims, which could affect the Company’s estimate of its asbestos liabilities.

Other.   The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to historical and predecessor operations of the Company. In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims (other than asbestos) arising from historical operations of the Company and its predecessors.

General.    On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state and local authorities (collectively, “litigation”). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the above-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows. Under the Separation Agreement between the Company and Viacom Inc., the Company and Viacom Inc. have agreed to defend and indemnify the other in certain litigation in which the Company and/or Viacom Inc. is named.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

15) REPORTABLE SEGMENTS

The following tables set forth the Company’s financial performance by reportable segment.  The Company’s operating segments, which are the same as its reportable segments, have been determined in accordance with the Company’s internal management structure, which is organized based upon products and services.

On July 16, 2014, the Company completed the disposition of Outdoor Americas through a tax-free split-off. As a result, Outdoor Americas has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

Year Ended December 31,	2013	2012	2011
Revenues:
Entertainment	$8,645	$7,694	$7,457
Cable Networks	2,069	1,772	1,621
Publishing	809	790	787
Local Broadcasting	2,696	2,774	2,689
Corporate/Eliminations	(214)	(210)	(173)
Total Revenues	$14,005	$12,820	$12,381

Revenues generated between segments primarily reflect advertising sales and television and feature film license fees.  These transactions are recorded at market value as if the sales were to third parties and are eliminated in consolidation.

Year Ended December 31,	2013	2012	2011
Intercompany Revenues:
Entertainment	$208	$203	$160
Cable Networks	—	—	1
Local Broadcasting	17	19	20
Total Intercompany Revenues	$225	$222	$181

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

The Company presents operating income (loss) before depreciation and amortization (“OIBDA”), restructuring charges and impairment charges (“Segment OIBDA”) as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting.  The Company believes the presentation of Segment OIBDA is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

Year Ended December 31,	2013	2012	2011
Segment OIBDA:
Entertainment	$1,758	$1,549	$1,431
Cable Networks	898	811	707
Publishing	113	89	92
Local Broadcasting	898	957	849
Corporate	(332)	(292)	(301)
Total Segment OIBDA	3,335	3,114	2,778
Restructuring charges	(20)	(19)	(42)
Impairment charges	—	(11)	—
Depreciation and amortization	(290)	(306)	(313)
Operating income	3,025	2,778	2,423
Interest expense	(375)	(401)	(433)
Interest income	8	5	5
Net loss on early extinguishment of debt	—	(32)	—
Other items, net	7	7	(12)
Earnings from continuing operations before income taxes and equity in loss of investee companies	2,665	2,357	1,983
Provision for income taxes	(878)	(812)	(681)
Equity in loss of investee companies, net of tax	(49)	(37)	(39)
Net earnings from continuing operations	1,738	1,508	1,263
Net earnings from discontinued operations, net of tax	141	66	42
Net earnings	$1,879	$1,574	$1,305

Year Ended December 31,	2013	2012	2011
Operating Income (Loss):
Entertainment	$1,593	$1,381	$1,231
Cable Networks	877	785	684
Publishing	106	80	83
Local Broadcasting	807	848	750
Corporate	(358)	(316)	(325)
Total Operating Income	$3,025	$2,778	$2,423

Year Ended December 31,	2013	2012	2011
Depreciation and Amortization:
Entertainment	$153	$161	$160
Cable Networks	20	26	23
Publishing	6	6	7
Local Broadcasting	86	90	99
Corporate	25	23	24
Total Depreciation and Amortization	$290	$306	$313

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Year Ended December 31,	2013	2012	2011
Stock-based Compensation:
Entertainment	$56	$49	$45
Cable Networks	8	6	4
Publishing	4	3	3
Local Broadcasting	27	24	22
Corporate	127	65	60
Total Stock-based Compensation	$222	$147	$134

Year Ended December 31,	2013	2012	2011
Capital Expenditures:
Entertainment	$101	$92	$94
Cable Networks	16	18	15
Publishing	4	5	7
Local Broadcasting	64	64	69
Corporate	27	21	14
Total Capital Expenditures	$212	$200	$199

At December 31,		2013	2012
Assets:
Entertainment		$9,657	$9,023
Cable Networks		1,968	1,750
Publishing		1,026	1,033
Local Broadcasting		9,600	9,614
Corporate		661	1,053
Discontinued operations		3,475	3,993
Total Assets		$26,387	$26,466

Year Ended December 31,	2013	2012	2011
Revenues by Type:
Advertising	$7,525	$7,191	$7,145
Content licensing and distribution	3,997	3,468	3,236
Affiliate and subscription fees	2,221	1,921	1,762
Other	262	240	238
Total Revenues	$14,005	$12,820	$12,381

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

Year Ended December 31,	2013	2012	2011
Revenues:(a)
United States	$12,178	$11,275	$11,024
International	1,827	1,545	1,357
Total Revenues	$14,005	$12,820	$12,381

At December 31,		2013	2012
Long-lived Assets: (b)
United States		$20,169	$19,850
International		533	722
Total Long-lived Assets		$20,702	$20,572

Transactions within the Company between the United States and international regions were not significant.

(a) Revenue classifications are based on customers’ locations.

(b) Reflects total assets from both continuing and discontinued operations less current assets, investments and noncurrent deferred tax assets.

16) OTHER ITEMS, NET

For all periods presented, “Other items, net” primarily consisted of foreign exchange gains and losses.

17) SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended December 31,	2013	2012	2011
Cash paid for interest, net of amounts capitalized	$360	$440	$418

Cash paid for income taxes:
Continuing operations	$294	$331	$217
Discontinued operations	92	75	18
Total	$386	$406	$235

Year Ended December 31,	2013	2012	2011
Non-cash investing and financing activities:
Equipment acquired under capitalized leases	$58	$13	$7
Contingent consideration associated with acquisitions	$—	$4	$56

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

18) QUARTERLY FINANCIAL DATA (unaudited):

	First	Second	Third	Fourth
2013(a) (b)	Quarter	Quarter	Quarter	Quarter	Total Year
Revenues:
Entertainment	$2,539	$2,008	$1,884	$2,214	$8,645
Cable Networks	478	518	596	477	2,069
Publishing	171	189	224	225	809
Local Broadcasting	638	698	641	719	2,696
Corporate/Eliminations	(63)	(44)	(43)	(64)	(214)
Total Revenues	$3,763	$3,369	$3,302	$3,571	$14,005
Segment OIBDA:
Entertainment	$480	$429	$431	$418	$1,758
Cable Networks	231	207	261	199	898
Publishing	12	21	43	37	113
Local Broadcasting	199	255	181	263	898
Corporate	(77)	(64)	(82)	(109)	(332)
Total Segment OIBDA	845	848	834	808	3,335
Restructuring charges	—	—	—	(20)	(20)
Depreciation and amortization	(74)	(73)	(70)	(73)	(290)
Total Operating Income	$771	$775	$764	$715	$3,025
Operating Income (Loss):
Entertainment	$440	$391	$394	$368	$1,593
Cable Networks	227	202	255	193	877
Publishing	10	20	41	35	106
Local Broadcasting	176	234	161	236	807
Corporate	(82)	(72)	(87)	(117)	(358)
Total Operating Income	$771	$775	$764	$715	$3,025
Net earnings from continuing operations	$450	$435	$431	$422	$1,738
Net earnings	$443	$472	$494	$470	$1,879

Basic net earnings per common share:
Net earnings from continuing operations	$.72	$.71	$.71	$.70	$2.86
Net earnings	$.71	$.78	$.82	$.78	$3.09
Diluted net earnings per common share:
Net earnings from continuing operations	$.71	$.70	$.70	$.69	$2.79
Net earnings	$.69	$.76	$.80	$.76	$3.01

Weighted average number of common shares outstanding:
Basic	621	609	603	599	608
Diluted	638	624	618	615	624

Dividends per common share	$.12	$.12	$.12	$.12	$.48

(a)     On July 16, 2014, the Company completed the split-off of Outdoor Americas and as a result, Outdoor Americas has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

(b)    During 2013, the Company completed the sale of Outdoor Europe which has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	First	Second	Third	Fourth
2012(a) (b)	Quarter	Quarter	Quarter	Quarter	Total Year
Revenues:
Entertainment	$2,318	$1,707	$1,680	$1,989	$7,694
Cable Networks	452	446	436	438	1,772
Publishing	176	189	210	215	790
Local Broadcasting	622	704	661	787	2,774
Corporate/Eliminations	(55)	(45)	(44)	(66)	(210)
Total Revenues	$3,513	$3,001	$2,943	$3,363	$12,820
Segment OIBDA:
Entertainment	$411	$426	$384	$328	$1,549
Cable Networks	209	190	227	185	811
Publishing	10	9	39	31	89
Local Broadcasting	171	248	213	325	957
Corporate	(69)	(65)	(63)	(95)	(292)
Total Segment OIBDA	732	808	800	774	3,114
Restructuring charges	—	—	—	(19)	(19)
Impairment charges	(11)	—	—	—	(11)
Depreciation and amortization	(76)	(78)	(73)	(79)	(306)
Total Operating Income	$645	$730	$727	$676	$2,778
Operating Income (Loss):
Entertainment	$370	$385	$346	$280	$1,381
Cable Networks	204	184	221	176	785
Publishing	8	7	38	27	80
Local Broadcasting	138	225	190	295	848
Corporate	(75)	(71)	(68)	(102)	(316)
Total Operating Income	$645	$730	$727	$676	$2,778
Net earnings from continuing operations	$369	$402	$362	$375	$1,508
Net earnings	$363	$427	$391	$393	$1,574

Basic net earnings per common share:
Net earnings from continuing operations	$.57	$.62	$.57	$.59	$2.35
Net earnings	$.56	$.66	$.61	$.62	$2.45
Diluted net earnings per common share:
Net earnings from continuing operations	$.55	$.61	$.55	$.58	$2.29
Net earnings	$.54	$.65	$.60	$.60	$2.39

Weighted average number of common shares outstanding:
Basic	650	646	640	634	642
Diluted	667	661	656	650	659

Dividends per common share	$.10	$.10	$.12	$.12	$.44

(a)     On July 16, 2014, the Company completed the split-off of Outdoor Americas and as a result, Outdoor Americas has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

(b)    During 2013, the Company completed the sale of Outdoor Europe which has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

19) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

CBS Operations Inc. is a wholly owned subsidiary of the Company.  CBS Operations Inc. has fully and unconditionally guaranteed CBS Corp.’s senior debt securities (See Note 8).  The following condensed consolidating financial statements present the results of operations, financial position and cash flows of CBS Corp., CBS Operations Inc., the direct and indirect Non-Guarantor Affiliates of CBS Corp. and CBS Operations Inc., and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

	Statement of Operations
	For the Year Ended December 31, 2013
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$145	$11	$13,849	$—	$14,005
Expenses:
Operating	69	8	8,047	—	8,124
Selling, general and administrative	65	323	2,158	—	2,546
Restructuring charges	—	1	19	—	20
Depreciation and amortization	6	14	270	—	290
Total expenses	140	346	10,494	—	10,980

Operating income (loss)	5	(335)	3,355	—	3,025
Interest (expense) income, net	(457)	(369)	459	—	(367)
Other items, net	—	4	3	—	7
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(452)	(700)	3,817	—	2,665
(Provision) benefit for income taxes	152	235	(1,265)	—	(878)
Equity in earnings (loss) of investee companies, net of tax	2,170	1,288	(49)	(3,458)	(49)
Net earnings from continuing operations	1,870	823	2,503	(3,458)	1,738
Net earnings (loss) from discontinued operations, net of tax	9	(5)	137	—	141
Net earnings	$1,879	$818	$2,640	$(3,458)	$1,879

Total comprehensive income	$1,903	$815	$2,463	$(3,278)	$1,903

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Statement of Operations
	For the Year Ended December 31, 2012
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$157	$15	$12,648	$—	$12,820
Expenses:
Operating	74	8	7,182	—	7,264
Selling, general and administrative	87	251	2,104	—	2,442
Restructuring charges	—	2	17	—	19
Impairment charges	—	—	11	—	11
Depreciation and amortization	6	14	286	—	306
Total expenses	167	275	9,600	—	10,042

Operating income (loss)	(10)	(260)	3,048	—	2,778
Interest (expense) income, net	(480)	(351)	435	—	(396)
Net loss on early extinguishment of debt	(32)	—	—	—	(32)
Other items, net	1	(5)	11	—	7
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(521)	(616)	3,494	—	2,357
(Provision) benefit for income taxes	183	215	(1,210)	—	(812)
Equity in earnings (loss) of investee companies, net of tax	1,886	1,145	(37)	(3,031)	(37)
Net earnings from continuing operations	1,548	744	2,247	(3,031)	1,508
Net earnings (loss) from discontinued operations, net of tax	26	(3)	43	—	66
Net earnings	$1,574	$741	$2,290	$(3,031)	$1,574

Total comprehensive income	$1,444	$734	$2,298	$(3,032)	$1,444

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Statement of Operations
	For the Year Ended December 31, 2011
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$131	$19	$12,231	$—	$12,381
Expenses:
Operating	72	8	7,111	—	7,191
Selling, general and administrative	109	246	2,057	—	2,412
Restructuring charges	—	—	42	—	42
Depreciation and amortization	5	15	293	—	313
Total expenses	186	269	9,503	—	9,958

Operating income (loss)	(55)	(250)	2,728	—	2,423
Interest (expense) income, net	(514)	(341)	427	—	(428)
Other items, net	—	6	(18)	—	(12)
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(569)	(585)	3,137	—	1,983
(Provision) benefit for income taxes	200	205	(1,086)	—	(681)
Equity in earnings (loss) of investee companies, net of tax	1,667	1,256	(39)	(2,923)	(39)
Net earnings from continuing operations	1,298	876	2,012	(2,923)	1,263
Net earnings from discontinued operations, net of tax	7	7	28	—	42
Net earnings	$1,305	$883	$2,040	$(2,923)	$1,305

Total comprehensive income	$1,152	$883	$2,023	$(2,906)	$1,152

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Balance Sheet
	At December 31, 2013
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Assets
Cash and cash equivalents	$80	$1	$287	$—	$368
Receivables, net	30	2	3,202	—	3,234
Programming and other inventory	4	2	766	—	772
Prepaid expenses and other current assets	179	18	474	(26)	645
Current assets of discontinued operations	—	—	351	—	351
Total current assets	293	23	5,080	(26)	5,370
Property and equipment	37	137	2,923	—	3,097
Less accumulated depreciation and amortization	9	83	1,532	—	1,624
Net property and equipment	28	54	1,391	—	1,473
Programming and other inventory	5	—	1,692	—	1,697
Goodwill	98	62	6,536	—	6,696
Intangible assets	—	—	6,064	—	6,064
Investments in subsidiaries	40,454	10,415	—	(50,869)	—
Other assets	89	18	1,856	—	1,963
Intercompany	—	3,240	18,409	(21,649)	—
Assets of discontinued operations	—	—	3,124	—	3,124
Total Assets	$40,967	$13,812	$44,152	$(72,544)	$26,387

Liabilities and Stockholders’ Equity
Accounts payable	$1	$8	$277	$—	$286
Participants’ share and royalties payable	—	—	1,008	—	1,008
Program rights	5	2	391	—	398
Commercial paper	475	—	—	—	475
Current portion of long-term debt	5	—	15	—	20
Accrued expenses and other current liabilities	361	293	1,138	(26)	1,766
Current liabilities of discontinued operations	—	—	254	—	254
Total current liabilities	847	303	3,083	(26)	4,207

Long-term debt	5,791	—	149	—	5,940
Other liabilities	2,714	317	2,766	—	5,797
Liabilities of discontinued operations	—	—	477	—	477
Intercompany	21,649	—	—	(21,649)	—
Stockholders’ Equity:
Preferred stock	—	—	126	(126)	—
Common stock	1	123	953	(1,076)	1
Additional paid-in capital	43,474	—	61,678	(61,678)	43,474
Retained earnings (deficit)	(24,890)	13,410	(20,406)	6,996	(24,890)
Accumulated other comprehensive income (loss)	(545)	(10)	126	(116)	(545)
	18,040	13,523	42,477	(56,000)	18,040
Less treasury stock, at cost	8,074	331	4,800	(5,131)	8,074
Total Stockholders’ Equity	9,966	13,192	37,677	(50,869)	9,966
Total Liabilities and Stockholders’ Equity	$40,967	$13,812	$44,152	$(72,544)	$26,387

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Balance Sheet
	At December 31, 2012
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Assets
Cash and cash equivalents	$254	$1	$432	$—	$687
Receivables, net	31	2	2,885	—	2,918
Programming and other inventory	5	3	850	—	858
Prepaid expenses and other current assets	146	14	551	(26)	685
Current assets of discontinued operations	—	—	572	—	572
Total current assets	436	20	5,290	(26)	5,720
Property and equipment	39	117	2,919	—	3,075
Less accumulated depreciation and amortization	8	69	1,544	—	1,621
Net property and equipment	31	48	1,375	—	1,454
Programming and other inventory	3	2	1,577	—	1,582
Goodwill	98	62	6,530	—	6,690
Intangible assets	—	—	6,092	—	6,092
Investments in subsidiaries	38,660	9,128	—	(47,788)	—
Other assets	171	14	1,322	—	1,507
Intercompany	—	3,672	16,111	(19,783)	—
Assets of discontinued operations	—	—	3,421	—	3,421
Total Assets	$39,399	$12,946	$41,718	$(67,597)	$26,466

Liabilities and Stockholders’ Equity
Accounts payable	$2	$6	$299	$—	$307
Participants’ share and royalties payable	—	—	953	—	953
Program rights	6	4	445	—	455
Current portion of long-term debt	5	—	13	—	18
Accrued expenses and other current liabilities	347	284	1,113	(26)	1,718
Current liabilities of discontinued operations	—	—	490	—	490
Total current liabilities	360	294	3,313	(26)	3,941

Long-term debt	5,793	—	110	—	5,903
Other liabilities	3,250	275	2,352	—	5,877
Liabilities of discontinued operations	—	—	532	—	532
Intercompany	19,783	—	—	(19,783)	—
Stockholders’ Equity:
Preferred stock	—	—	128	(128)	—
Common stock	1	123	1,136	(1,259)	1
Additional paid-in capital	43,424	—	61,690	(61,690)	43,424
Retained earnings (deficit)	(26,769)	12,592	(23,046)	10,454	(26,769)
Accumulated other comprehensive income (loss)	(569)	(7)	303	(296)	(569)
	16,087	12,708	40,211	(52,919)	16,087
Less treasury stock, at cost	5,874	331	4,800	(5,131)	5,874
Total Stockholders’ Equity	10,213	12,377	35,411	(47,788)	10,213
Total Liabilities and Stockholders’ Equity	$39,399	$12,946	$41,718	$(67,597)	$26,466

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2013
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(934)	$(187)	$2,994	$—	$1,873

Investing Activities:
Acquisitions, net of cash acquired	—	—	(20)	—	(20)
Capital expenditures	—	(27)	(185)	—	(212)
Investments in and advances to investee companies	—	—	(176)	—	(176)
Proceeds from sale of investments	23	1	6	—	30
Proceeds from dispositions	—	—	164	—	164
Net cash flow provided by (used for) investing activities from continuing operations	23	(26)	(211)	—	(214)
Net cash flow used for investing activities from discontinued operations	—	—	(58)	—	(58)
Net cash flow provided by (used for) investing activities	23	(26)	(269)	—	(272)

Financing Activities:
Proceeds from short-term debt borrowings, net	475	—	—	—	475
Payment of capital lease obligations	—	—	(17)	—	(17)
Payment of contingent consideration	—	—	(30)	—	(30)
Dividends	(300)	—	—	—	(300)
Purchase of Company common stock	(2,185)	—	—	—	(2,185)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(145)	—	—	—	(145)
Proceeds from exercise of stock options	146	—	—	—	146
Excess tax benefit from stock-based compensation	148	—	—	—	148
Other financing activities	(4)	—	—	—	(4)
Increase (decrease) in intercompany payables	2,602	213	(2,815)	—	—
Net cash flow provided by (used for) financing activities	737	213	(2,862)	—	(1,912)
Net decrease in cash and cash equivalents	(174)	—	(137)	—	(311)
Cash and cash equivalents at beginning of year (includes $21 of discontinued operations cash)	254	1	453	—	708
Cash and cash equivalents at end of year (includes $29 of discontinued operations cash)	$80	$1	$316	$—	$397

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2012
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(827)	$(179)	$2,821	$—	$1,815

Investing Activities:
Acquisitions, net of cash acquired	—	—	(146)	—	(146)
Capital expenditures	—	(21)	(179)	—	(200)
Investments in and advances to investee companies	—	—	(91)	—	(91)
Proceeds from sale of investments	9	2	2	—	13
Proceeds from dispositions	—	—	49	—	49
Net cash flow provided by (used for) investing activities from continuing operations	9	(19)	(365)	—	(375)
Net cash flow used for investing activities from discontinued operations	—	—	(76)	—	(76)
Net cash flow provided by (used for) investing activities	9	(19)	(441)	—	(451)

Financing Activities:
Proceeds from issuance of notes	1,566	—	—	—	1,566
Repayment of notes and debentures	(1,583)	—	—	—	(1,583)
Payment of capital lease obligations	—	—	(19)	—	(19)
Payment of contingent consideration	—	—	(33)	—	(33)
Dividends	(276)	—	—	—	(276)
Purchase of Company common stock	(1,137)	—	—	—	(1,137)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(105)	—	—	—	(105)
Proceeds from exercise of stock options	168	—	—	—	168
Excess tax benefit from stock-based compensation	103	—	—	—	103
Increase (decrease) in intercompany payables	2,202	198	(2,400)	—	—
Net cash flow provided by (used for) financing activities	938	198	(2,452)	—	(1,316)
Net increase (decrease) in cash and cash equivalents	120	—	(72)	—	48
Cash and cash equivalents at beginning of year (includes $38 of discontinued operations cash)	134	1	525	—	660
Cash and cash equivalents at end of year (includes $21 of discontinued operations cash)	$254	$1	$453	$—	$708

CBS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2011
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(700)	$(181)	$2,630	$—	$1,749

Investing Activities:
Acquisitions, net of cash acquired	—	—	(67)	—	(67)
Capital expenditures	—	(14)	(185)	—	(199)
Investments in and advances to investee companies	—	—	(79)	—	(79)
Proceeds from sale of investments	8	4	—	—	12
Proceeds from dispositions	—	—	17	—	17
Net cash flow provided by (used for) investing activities from continuing operations	8	(10)	(314)	—	(316)
Net cash flow used for investing activities from discontinued operations	—	—	(73)	—	(73)
Net cash flow provided by (used for) investing activities	8	(10)	(387)	—	(389)

Financing Activities:
Payment of capital lease obligations	—	—	(19)	—	(19)
Dividends	(206)	—	—	—	(206)
Purchase of Company common stock	(1,012)	—	—	—	(1,012)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(82)	—	—	—	(82)
Proceeds from exercise of stock options	72	—	—	—	72
Excess tax benefit from stock-based compensation	72	—	—	—	72
Other financing activities	(5)	—	—	—	(5)
Increase (decrease) in intercompany payables	1,882	191	(2,073)	—	—
Net cash flow provided by (used for) financing activities	721	191	(2,092)	—	(1,180)
Net increase in cash and cash equivalents	29	—	151	—	180
Cash and cash equivalents at beginning of year (includes $19 of discontinued operations cash)	105	1	374	—	480
Cash and cash equivalents at end of year (includes $38 of discontinued operations cash)	$134	$1	$525	$—	$660

CBS CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(Tabular dollars in millions)

Col. A	Col. B	Col. C				Col. D	Col. E
	Balance at	Balance	Charged to		Charged		Balance at
	Beginning	Acquired through	Costs and		to Other		End of
Description	of Period	Acquisitions	Expenses		Accounts (a)	Deductions	Period
Allowance for doubtful accounts:
Year ended December 31, 2013	$62	$—	$14		$—	$16	$60
Year ended December 31, 2012	$77	$—	$14		$—	$29	$62
Year ended December 31, 2011	$88	$—	$15		$9	$35	$77

Valuation allowance on deferred tax assets:
Year ended December 31, 2013	$240	$—	$450	(b)	$—	$56	$634
Year ended December 31, 2012	$227	$—	$37		$—	$24	$240
Year ended December 31, 2011	$240	$—	$16		$—	$29	$227

Reserves for inventory obsolescence:
Year ended December 31, 2013	$32	$—	$15		$—	$12	$35
Year ended December 31, 2012	$27	$—	$13		$—	$8	$32
Year ended December 31, 2011	$22	$—	$14		$—	$9	$27

(a)           Primarily reflects reclasses from other balance sheet accounts.

(b)          Primarily relates to the valuation allowances for a capital loss deferred tax asset in a foreign jurisdiction that arose from the restructuring of foreign operations and net operating loss deferred tax assets in foreign jurisdictions.